Exhibit 10.1

Made this 16th October 2026

SHARES SALE AGREEMENT

BY AND BETWEEN

Tadaa Capital Sdn. Bhd.

[Company Registration No: 202501039949 (1641358-K)]

Chin Soo Mau

(N.R.I.C. No.: 730602-07-5419 / A2431583)

Heng Boon Ping

(N.R.I.C No.: 701107-10-5331 / A1736452)

Seow Kok Leong

(N.R.I.C No.: 701224-10-5357 / A1761649)

Ting Liang Liang

(N.R.I.C No.: 721008-13-5189 / K0296444)

Private & Confidential

THIS SHARES SALE AGREEMENT (the “Agreement”) is made on the Section 1 of the Schedule 1 (the “Agreement Date”)

BY AND BETWEEN

(1)	Tadaa Capital Sdn. Bhd. [Company Registration No: 202501039949 (1641358-K)], a company incorporated in Malaysia with registered address at 7-9, 2 Rio Tower, Persiaran Rio, Bandar Puteri, 47100 Puchong, Selangor Darul Ehsan and/or business address at No. 29, Jalan PPU 2A, Taman Perindustrian Pusat Bandar Puchong, 47100 Puchong, Selangor Darul Ehsan (the “Purchaser”);

(2)	Chin Soo Mau (N.R.I.C. No.: 730602-07-5419 / A2431583) a Malaysian citizen of full age and capacity with address of service at No. 8, Jalan Kenyalang 11/5C, D’ Villa Botany, Seksyen 11, Kota Damansara, 47810 Petaling Jaya, Selangor Darul Ehsan. (“CSM”);

(3)	Heng Boon Ping (N.R.I.C No.: 701107-10-5331 / A1736452) a Malaysian citizen of full age and capacity with address of service at No. 21, Jalan BP 11/9, Bandar Bukit Puchong 2, 47100 Puchong, Selangor Darul Ehsan (“HBP”);

(4)	Seow Kok Leong (N.R.I.C No.: 701224-10-5357 / A1761649) a Malaysian citizen of full age and capacity with address of service at 46, Jalan Elektron U16/61, Seksyen U16, Denai Alam, 40160 Shah Alam, Selangor Darul Ehsan (“SKL”)

(5)	Ting Liang Liang (N.R.I.C No.: 721008-13-5189 / K0296444) a Malaysian citizen of full age and capacity with address of service at No. A1-37,01, 28, Mont’ Kiara, No. 32, Jalan Kiara, Mont’ Kiara, 50480 Kuala Lumpur (“TLL”).

(Each of CSM, HBP, SKL and TLL shall be known as “Vendor” and collectively as “Vendors”)

(Each of the Purchaser and each Vendor shall be referred to individually as a “Party”, and collectively as the “Parties”)

WHEREAS:

(A)	Platinum Recognition Sdn. Bhd. [Company Registration No: 201301004922 (1034765-U)] (hereinafter referred to as “PRSB” or the “Company”) is a company incorporated in Malaysia with registered address at No. 104-2, Jalan Mega Mendung, Taman United, 58200 Kuala Lumpur and/or business address at No. 30, Jalan Tasik Utama 10, Medan Niaga Tasik Damai, Sungai Besi, 57000 Kuala Lumpur and has at the Agreement Date an issued and paid-up share capital of Ringgit Malaysia Four Hundred Thousand Only (RM400,000.00) consisting of four hundred thousand (400,000) unit of ordinary shares issued at Ringgit Malaysia One Only (RM1.00) each (“Total Share Capital”). The Company is principally engaged in the operation of a budget hotel business. As at the date of this Agreement, the Company operates a tourist accommodation premises known as “De Elements Business Hotel Kuala Lumpur” at the Properties (as defined in Schedule 2 of the Agreement) (“Current Business”). The Company is the registered operator of the said tourist accommodation premises under the Applicable Laws. Pending completion of the sale and purchase of the Sale Shares contemplated under this Agreement, the Company shall continue to operate the Current Business in the ordinary and usual course, subject always to the terms of this Agreement.

(B)	Each of the Vendors is the legal and beneficial owner one hundred thousand (100,000) units of ordinary shares in the Company (each as an “Individual Share Capital Block” or “ISCB”). The Individual Share Capital Blocks collectively comprise of all the Total Share Capital and shall collectively to as the “Sale Shares”.

©	Upon the terms and subject to the conditions contained in this Agreement, each Vendor agrees to sell and the Purchaser agrees to purchase, the respective ISCB owned by each Vendor, such that the Purchaser shall acquire the entire Sale Shares representing one hundred per centum (100%) of the issued and paid up share capital of the Company.

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(D)	The Parties acknowledge and agree that the purpose of the Purchaser to purchase the Sale Shares is to acquire the entire issued and paid up share capital Company and full control over the Company including the Current Business. Accordingly, the sale and purchase of the Sale Shares shall be treated as one single composite transaction and shall not be construed as separate or independent sales of the respective ISCB. As such, the Parties agree that the Purchaser will not purchase part of the Sale Shares whereby in the event due to whatsoever reasons any the sale of any Individual Share Capital Block of any individual Vendor thereof is unable to be proceeded, the sale and purchase transaction herein contemplated shall be terminated or otherwise be dealt with in accordance with the Agreement.

IT IS AGREED as follows:

1	interpretation

1.1	Definitions

In this Agreement and the Schedules (including the Recitals), unless the context otherwise requires, the following capitalised term shall have the following meanings: -

“Affiliates”

in relation to any person, means any other person that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, that first-mentioned person and where such person is an individual, shall include any entity directly or indirectly Controlled by that individual, but shall not include his or her spouse, children, siblings, parents or other family members solely by reason of their familial relationship;

“Accounts Date”	means 30 June 2025;
“Applicable Laws”

means, with respect to any person, any and all applicable constitutions, treaties, conventions, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, governmental, statutory, regulatory, administrative, supervisory or judicial authorities or bodies or any court, arbitrator or tribunal with competent jurisdiction, whether in Malaysia or elsewhere, as amended or modified from time to time, and to which such person is subject;

“Balance Purchase Consideration”	has the meaning as ascribed in Clause 4.3.1;
“Business Day”	means a day (other than a Saturday or Sunday) on which commercial banks are open for business in (i) Kuala Lumpur and Selangor, Malaysia; and (ii) state of New York, the United States of America;

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“Claim”

means any notice, demand, assessment, letter or other document issued or action taken by any revenue or taxing authority in Malaysia or elsewhere or other statutory or governmental authority, body or official whatsoever (whether of Malaysia or elsewhere in the world), whether issued or taken before or after Completion, whereby the Company or the Purchaser are or may be placed or sought to be placed under a liability or to make a payment or deprived of any relief, rebate, set-off, allowance, credit or repayment provided always that such liability or deprivation arises from or relates to the Company’s income, transaction, event, act or omission occurring prior to or on Completion;

“Companies Act”	Companies Act 2016 [Act 777];
“Completion Date”	means the day Completion occurs as stated in accordance with Clause 6.2.6;
“Completion”	means the completion of the sale and purchase of the Sale Shares pursuant to Clause 6.2.6;
“Condition Precedent”	means the conditions set forth in Clause 3.1;
“Confidential Information”

means in relation to a Party, all information of a confidential or proprietary nature concerning that Party, the Company, the Sale Shares, the Current Business, the Properties, the terms and conditions of this Agreement, the Escrow Realisation Payment Scheme, the transactions contemplated under this Agreement, and all information disclosed or made available in connection with the due diligence exercise, negotiations, preparation, execution or performance of this Agreement, whether disclosed before, on or after the Agreement Date, and whether disclosed in writing, orally, electronically or by any other means, including all information relating to the business, operations, finances, accounts, assets, liabilities, licences, permits, customers, suppliers, landlords, tenants, sub-tenants, employees, contractors, consultants, contracts, records, affairs, dealings, trade secrets, know-how, business plans, financial statements, management accounts, reports, notes, memoranda, correspondence and data of that Party or the Company, and any information which is marked confidential or which by its nature ought reasonably to be regarded as confidential;

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“Control”

means, in relation to any person, the ability, whether directly or indirectly, to direct or cause the direction of the management, affairs or policies of such person, whether through ownership of voting shares, contractual rights or otherwise, and the expressions “Controlled” and “under common Control” shall be construed accordingly;

“Deposit”	meaning as ascribed in Clause 4.2.3;
“Encumbrance”

means any form of legal, equitable, or security interests, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, hypothecation, option, right of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) any other encumbrance or condition whatsoever or any other arrangements having similar effect;

“Escrow Agent”

Chua Tze Ping (N.R.I.C. No.: 841029-01-6329), an advocate and solicitor of High Court of Malaya practising at T.P. Chua & Co. of No.17, Jalan BK 5/10A, Bandar Kinrara, 47100 Puchong, Selangor Darul Ehsan (and reference shall also includes any substitute escrow agent as appointed under the Escrow Agreement);

“Escrow Agreement”	means written agreement between the Vendors, Purchaser and Escrow Agent with respect to arrangement of the Escrow Realisation Payment Scheme;
“Escrow Realisation Payment Scheme”	the mechanism to settle Balance Purchase Consideration as particularised in Clause 4.3.2;

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“Escrow Realisation Period”

means the period commencing on the Unconditional Date and expiring on the date falling eight (8) months thereafter, during which the Escrow Shares shall be disposed and the Escrow Sale Proceeds shall be applied towards payment of the Balance Purchase Consideration.

For the avoidance of doubt, if upon the expiry of the Escrow Realisation Period the Escrow Sale Proceeds are insufficient to fully satisfy the Balance Purchase Consideration, the Purchaser shall pay the Remaining Purchase Consideration (as defined in Clause 4.3.3) within the period stipulated in Clause 4.3.3. The Escrow Realisation Period shall not be extended by reason of any delay in the allotment, issuance, registration, sale or disposal of the Escrow Shares, market conditions, regulatory requirements, legal opinions, unless the Vendors expressly agree otherwise in writing;

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Fairly Disclosed

means disclosed in writing to the Purchaser, the Purchaser’s Solicitors and/or Purchaser’s adviser in this Agreement, disclosure letter (if any), the documents or information provided during the Due Diligence Exercise (as defined in Clause 3), replies to due diligence enquiries or related correspondence, in sufficient detail to identify the general nature of the matter disclosed. It shall not be necessary for the Vendors to quantify the precise extent or consequences of any actual or potential liability or exposure;

“Governmental Authority”

means any governmental, semi-governmental, administrative, regulatory, fiscal or judicial, federal, state or local or statutory agency, authority, body, commission, department, exchange, tribunal or entity;

“Intellectual Property”

includes patents, knowhow, trade secrets and other confidential information, registered designs, copyrights, design rights, trademarks, service marks, business names, registrations of and applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing off;

“Leakage”	means any of the following matters occurring during the period from the Locked Box Date up to and including Completion, save for Permitted Leakage:

	(a)	any dividend or distribution (whether in cash or in specie) declared, made or paid (whether actual or deemed) by the Company to the Vendors or any of their respective Affiliates;

	(b)	any payments made or benefits granted by the Company to, or assets, rights or other benefits transferred or surrendered to or for the benefit of, or any obligations or liabilities (including contingency liabilities) assumed, indemnified or incurred for the benefit of the Vendors or the Vendors or any of their respective Affiliates, including any management, consultancy, service or other fees or charges, or any payment or accrual of interest other than payment to any of them in the ordinary course of business and on arm’s length terms;

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(c)	any payment of salaries, bonuses, fees and/or other remuneration to the Vendors or any of their respective Affiliates save for salary, statutory contribution, reimbursement, increment, allowance, bonus or other employment-related payment made in the ordinary course of business, consistent with past practice, pursuant to existing employment or service arrangements, or as required by Applicable Laws;

(d)	any payments made or agreed to be made by the Company in respect of any loan or share capital or other securities of the Company being issued, redeemed, purchased or repaid or any other return of capital by that Company to or for the benefit of the Vendors or any of their respective Affiliates;

(e)	the creation, assumption or increase of any borrowing, indebtedness or financial obligation by the Company, other than trade debt, operational liabilities or financing incurred or arising in the ordinary course of business and consistent with past practice;

(f)	the provision of any guarantee or indemnity, or the creation of any Encumbrance, by the Company in favour of, or for the benefit of the Vendors or any of their respective Affiliates, other than in the ordinary course of business and consistent with past practice;

(g)	any waiver, discount, deferral, release or discharge by the Company of:

(aa) any rights, obligations, liabilities or amounts owed to that Company by the Vendors or any of their respective Affiliates;

(bb) any claim by the Company, howsoever arising, against the Vendors or any of their respective Affiliates other than any waiver, discount, deferral, release or discharge granted in the ordinary course of business, on arm’s length terms and consistent with past practice;

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(h)	any payment or incurrence of any Tax by the Company to the extent directly arising from or in connection with any of the matters referred to in (a) to (g) above; and

(i)	agreeing, conditionally or otherwise, to do any of the matters referred to in paragraphs (a) to (h) above;

“Locked Box Accounts”	means collectively, the audited financial statement of the Company for the financial year ended on the Locked Box Date which has been reviewed by the Purchaser, as annexed in Schedule 5;
“Locked Box Date”	means 30 June 2025;
“Locked Box Warranties”	means warranties as ascribed in Clause 5.2;
“Long-Stop Date”	means 30 September 2026 or such other date as the Parties may mutually agree in writing, acting reasonably, having regard to the time reasonably required to fulfil or waive the Conditions Precedent.
“Losses”

means any and all losses, damages, actions, proceedings, claims, liabilities, penalties, fines, costs, charges and expenses (including, without limitation, all costs and expenses incurred in disputing or defending any of the foregoing on a full indemnity basis) excluding damages for indirect consequential losses;

“Material Adverse Change”	means an event which has or would reasonably be expected to have a Material Adverse Effect;
“Material Adverse Effect”

means material adverse effect in relation to the affairs, operations, businesses, properties, regulatory changes, loss of key contracts, financial condition (including liabilities, assets and results) and/or prospects of any of the Company, that has caused or is reasonably likely to cause the net asset value of the Company to decrease by more than 20% from that set forth in the Locked Box Accounts excluding any decrease arising from or attributable to:

(a) the continuation of the Company’s ordinary and usual course of business or operating losses consistent with its historical trading performance and circumstances Fairly Disclosed to the Purchaser;

(b) any amounts owing to, advances made by, or financial support provided by the Vendors, shareholders or their related parties which have been Fairly Disclosed to the Purchaser; and

© any settlement, waiver, capitalisation, conversion or other agreed treatment of such amounts pursuant to this Agreement or any document entered into in connection with the transaction;

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“Permitted Leakage”	means:

	(a)	any payments made (or to be made) by the Company which have been specifically accrued or provided for in the Locked Box Accounts;

	(b)	any payment by the Company of, or incurring by the Company of any obligation to pay, any amount made in respect of goods or services supplied to the Company in the ordinary course of business and consistent with past practice;

	(c)	the payment by the Company of or the incurring of any obligation to pay salaries, bonuses and/or other remuneration to any employee, or officer from the Locked Box Date up to and including the Completion Date which the Company is contractually required to pay in the ordinary course of business and which is paid consistent with past practice under any service or other consultancy agreement duly disclosed; and

	(d)	any payments which have been previously approved by the Purchaser in writing;

	(e)	matters expressly permitted under this Agreement,

	(f)	matters fairly disclosed to the Purchaser prior to Completion by the Vendors;

	(g)	and acts, payments or transactions carried out in the ordinary and usual course of business and in a manner substantially consistent with past practice.

“Purchase Consideration”	meaning as ascribed in Clause 4.1.1;

“Purchaser’s Solicitors”	The firm of advocates and solicitors of High Court of Malaya representing the Purchaser with particulars stated in Section 8 of Schedule 1;

“Purchaser’s Warranties”	means the representations and warranties made or given by the Purchaser set out in the Agreement;

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“Ringgit Malaysia” or “RM”	lawful currency for the time being of the Malaysia;
“Tax Losses”

means all amounts equal to loss of any relief, loss, credit, rebate, allowance, set-off or deduction in computing profits; or right to repayment of taxation granted by or pursuant to legislation concerning or otherwise relating to taxation, whether in Malaysia or elsewhere;

Tax”, “Taxes”, and “Taxation”

includes: -

(a)       all forms of taxation, duties, imposts, levies, rates or other statutory, governmental or local governmental impositions of whatever nature whenever created or imposed in Malaysia or elsewhere, including income tax, property tax, real property gains tax, capital gains tax, capital duty, stamp duty, service tax, goods and services tax, value added tax, sales tax, payroll tax, withholding tax, rates, customs and excise duties, regional or local taxes, municipal taxes, and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities of any and all relevant jurisdictions;

(b)       all Tax Losses; and

(c)       all costs, interest, penalties, fines, charges and expenses incidental or relating to any of the above;

“Transaction”	includes any transaction, act, event or omission of whatever nature;
“Vendor’s Solicitors”	The firm of advocates and solicitors of High Court of Malaya representing the Vendors with particulars stated in Section 9 of Schedule 1; and
“Vendor’s Warranties”	means the representations and warranties made or given by the Vendors set out in the Agreement.

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Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.2	Accounts

Any reference in this Agreement or the Schedules to “accounts” shall include the directors’ and auditors’ reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned and for the accounting period in question unless the reference is to unaudited accounts prepared by management in which case, the directors’ and auditors’ reports shall be omitted.

1.3	Companies Act

The words “subsidiary”, “related corporation” and “holding company” shall have the same meaning in this Agreement as their respective definitions in the Companies Act.

1.4	Time

A reference to the time of day is to Malaysia time. If any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period shall expire on the next Business Day.

1.5	Miscellaneous

1.5.1	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. When there is any doubt in the construction of this Agreement, no Party shall be prejudiced merely because it or its solicitors had prepared this Agreement or proposed the relevant text in issue in this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to the “Appendices”, “Clauses”, “Recitals” and “Schedules” are to the relevant appendices, clauses of, recitals of and the schedules to this Agreement, all of which form an integral part of this Agreement.

1.5.2	Notwithstanding anything to the contrary contained in this Agreement, the Vendors’ obligations and liabilities in connection with the transactions contemplated under this Agreement are owed by the Vendors to the Purchaser on a joint and several basis for the sale and purchase of the Sale Shares transactions.

2	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions of this Agreement, each Vendor agrees to sell, and the Purchaser agrees to purchase, the Sale Shares as one single composite transaction, free from all Encumbrances and together with all rights, benefits and entitlements attaching thereto as at Completion, including all dividends and distributions declared, made or paid on or after Completion.:

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3	DUE DILIGENCE AND CONDITIONS precedent

The Parties hereby agrees that the Purchaser has, prior to the execution of this Agreement conducted due diligence exercise on and the Vendors in respect of all matters (including but not limited to the Sale Shares, the Company, the Company’s assets, liabilities, undertakings, financial, operational, management, accounting, financial and legal matters) [the “Due Diligence Exercise”] and that the Due Diligence Exercise was completed to the satisfaction of the Purchaser on 12 May 2026 (“DD Satisfaction Date”). Accordingly, the Purchaser acknowledges that the Due Diligence Exercise has been fulfilled as at the Agreement Date and the conduct of Due Diligence Exercise shall not be treated as an outstanding condition precedent or be relied upon by the Purchaser as a ground to delay, withhold or refuse Completion.

3.1	The sale and purchase of the Sale Shares is conditional upon the satisfaction of the following conditions (unless otherwise waived, where applicable) on or before the Long-Stop Date: -

(a)	the Escrow Agreement with respect to the Escrow Realisation Payment Scheme being entered into by the Vendors, Purchaser and the Escrow Agent concurrently on the Agreement Date;

(b)	a written confirmation from the Vendors confirming no Material Adverse Change in PRSB, occurring as of the Agreement Date.

(“Condition Precedent”)

3.2	Each Party shall use reasonable endeavours to take such steps and execute such documents as may be reasonably required of it to procure the fulfilment of the Conditions Precedent which are within its respective control, on or before the Long-Stop Date. For the avoidance of doubt, the Long-Stop Date is solely the deadline for fulfilment or waiver of the Conditions Precedent.

3.3	Without limiting the generality of the foregoing, the Vendors shall, and shall procure the Company to, provide such reasonable assistance and information as may be reasonably necessary for the purpose of satisfying the Conditions Precedent, provided always that the Purchaser shall not be entitled to re-open or extend the Due Diligence Exercise, and any further information made available to the Purchaser shall remain subject to the confidentiality, non-use and non-circumvention obligations under this Agreement.

3.4	This Agreement shall become unconditional on the date the last event of the Conditions Precedent as provided in Clause 3.1 being fulfilled or, where applicable, waived in writing by the Party entitled to the benefit of such Condition Precedent (“Unconditional Date”). The Escrow Realisation Period of eight (8) months shall commence on the Unconditional Date.

4	consideration

4.1	Purchase Consideration

4.1.1	The purchase price payable by the Purchaser to the Vendors for the purchase of the Sale Shares shall be Ringgit Malaysia Two Million Four Hundred Thousand Only (RM2,400,000.00) (“Purchase Consideration”).

4.1.2	The Parties agree that the Purchase Consideration is for the purchase of the Sale Shares collectively as one single composite transaction. The Purchase Consideration shall be paid in accordance with Clause 4.

4.1.3	Each Vendor shall be entitled to twenty five percent (25%) of the Purchase Consideration (“Purchase Consideration Distribution Ratio”).

4.2	Deposit

4.2.1	The Vendors hereby agree and acknowledge that the Purchaser has paid earnest deposit of Ringgit Malaysia Seventy Two Thousand Only (RM72,000.00) equivalent to three per centum (3%) of the Purchase Consideration to the Vendors’ Solicitors prior to the Agreement Date (“Earnest Deposit”).

4.2.2	The Purchaser shall, upon execution of this Agreement, pay to the Vendors’ Solicitors as stakeholders a further sum of Ringgit Malaysia One Hundred Sixty Right Thousand (RM168,000.00), equivalent to seven per centum (7%) of the Purchase Consideration (“Balance Deposit”).

4.2.3	The Earnest Deposit and the Balance Deposit shall collectively amount to Ringgit Malaysia Two Hundred Forty Thousand Only (RM240,000.00), equivalent to ten per centum (10%) of the Purchase Consideration (collectively as “Deposit”).

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4.2.4	The Vendors’ Solicitors shall be authorised to release the Deposit to the Vendors in accordance with the Purchase Consideration Distribution Ratio upon: - (i) execution of this Agreement, (ii) execution of the Escrow Agreement; and (iii) Vendors’ Solicitors’ receipt of the Stakeholding Deliverables and issuance of the Stakeholding Deliverable Confirmation pursuant to Clause 6.1.2. below.

4.3	Balance Purchase Consideration

4.3.1	The Parties agree that the balance purchase consideration being Ringgit Malaysia Two Million One Hundred Sixty Thousand Only (RM 2,160,000.00) equivalent to ninety per centum (90%) of the Purchase Consideration (“Balance Purchase Consideration”) shall be paid by the Purchaser to the Vendors in accordance with the terms and conditions of Clause 4.3.2

4.3.2	Subject to Clause 4.3.3 below, the Balance Purchase Consideration shall be paid by the Purchaser to the Vendors through the Escrow Realisation Payment Scheme within the Escrow Realisation Period, the particulars whereof are hereinbelow detailed: -

(a)	Parties and the Escrow Agent shall enter into an Escrow Agreement concurrently with this Agreement. The Escrow Agreement shall particularise the mechanism and manner in which the issues arising in this Clause 4.3.2. are to be managed;

(b)	Parties agree that the Purchaser shall cause the Escrow Agent be allotted and issued with such number of common stocks in one Treasure Global Inc (Delawarean Secretary of State File No.: 7908921) a company incorporated in the State of Delaware, United States of America and having an address for service at 276, 5th Avenue Suite, 704#739 New York, NY 10001, United States of America (“TGL”), as to be computed in accordance to the Escrow Agreement (the “Escrow Shares”);

(c)	The Purchaser shall procure that the Escrow Shares are allotted, issued and registered in the name of the Escrow Agent within five (5) Business Days from Unconditional Date. Save for any Escrow Realisation Period being extended by agreement in writing by the Parties, any delay in such allotment, issuance or registration shall not postpone, suspend or extend the Escrow Realisation Period or the Purchaser’s obligation to pay the Balance Purchase Consideration in accordance to this Agreement;

(d)	The Escrow Shares so allotted and issued to the Escrow Agent will be subject to restriction on trading for a period of six (6) months from the date of allotment and issuance thereto (“Restricted Period”);

(e)	The Vendors and Purchaser agree that the Escrow Shares shall be disposed of upon expiry of the Restricted Period in accordance with the Escrow Agreement, and the proceeds of sale of the Escrow Shares (“Escrow Sale Proceeds”) shall be utilised towards payment of the Balance Purchase Consideration. The disposal of the Escrow Shares after expiry of the Restricted Period shall be made in accordance to the Escrow Agreement. The Parties shall promptly take all steps and provide all instructions, documents, information and assistance reasonably required to facilitate such disposal without delay having due regards of the Escrow Realisation Period. For the avoidance of doubt, the disposal of the Escrow Shares shall not prejudice the Purchaser’s obligation to pay any shortfall in accordance with Clause 4.3.3;

(f)	The Parties acknowledge and agree that the Escrow Shares are accepted by the Vendors solely as part of the Escrow Realisation Payment Scheme and only on the express basis that the Purchaser shall remain primarily and absolutely liable to fully settle the Balance Purchase Consideration. The Purchaser and the Vendors hereby agree that, upon expiry of the Restricted Period, the Escrow Shares shall be disposed of in accordance with the Escrow Agreement, and the Parties shall take all steps and provide all documents, information and assistance reasonably required to facilitate such disposal without delay. In determining the timing and manner of disposal, the Parties shall act reasonably and in good faith, having regard to the expiry of the Escrow Realisation Period and the obligation of the Purchaser to ensure that the Balance Purchase Consideration is paid in full in accordance to this Agreement. The disposal or non-disposal of the Escrow Shares shall not postpone, suspend, reduce or otherwise affect the Purchaser’s obligation to ensure that the Balance Purchase Consideration is received in full by the Vendors’ Solicitors as cleared funds in accordance to this Agreement. If the Escrow Sale Proceeds are insufficient to fully settle the Balance Purchase Consideration, the Purchaser shall remain liable to pay the shortfall in accordance with Clause 4.3.3;

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(g)	The Escrow Sale Proceeds shall not be subjected to any deductions of any cost and expenses (including any brokerage fees, commission, clearing or custodian charges and any other expenses relating to the sale of the Escrow Shares) (“Disposal Cost”). The Disposal Cost shall be borne by the Purchaser at its own cost and expense without affecting or defraying any sum in the Escrow Sale Proceeds;

(h)	The Escrow Sale Proceeds up to the sum of the Balance Purchase Consideration shall be released and paid to the Vendors’ Solicitors as stakeholder within five (5) Business Days from the date of receipt or realisation thereof and, in any event, no later than the expiry of the Escrow Realisation Period and such sum shall be retained by the Vendor’s Solicitors as stakeholder and the said sum shall not be released unless in accordance with the terms and conditions of the Agreement.

4.3.3	In the event that the Escrow Sale Proceeds are insufficient to fully settle the Balance Purchase Consideration upon expiry of the Escrow Realisation Period, causing part of the Balance Purchase Consideration remain unpaid (the “Remaining Purchase Consideration”), the Purchaser agree that the Purchaser shall within fourteen (14) Business Days from the written notification of the Vendors or Vendors’ Solicitors (whichever applicable) to the Purchaser or Purchaser’s Solicitors (whichever applicable) (the “Payment Deadline”) pay to the Vendors’ Solicitors the Remaining Purchase Consideration. The Remaining Purchase Consideration so paid by the Purchaser shall remain in the Vendors’ Solicitors possession and shall not be unless in accordance with the terms and conditions of the Agreement. In the event the Purchaser fails, omit and/or neglected to pay the Vendors’ Solicitors the Remaining Purchase Consideration in full within Payment Deadline, then without prejudicing the Vendors’ rights and remedies under the Agreement, with respect to the Remaining Purchase Consideration which remain due and unpaid as of the Payment Deadline, the Purchaser shall bear late payment interest at the rate of eight per centum (8%) per annum calculated on a daily basis from the day immediately following the expiry of the Payment Deadline until payment of the Remaining Purchase Consideration which remain due and unpaid as of the Payment Deadline in full by the Purchaser to the Vendors’ Solicitors as cleared funds (“RPC-LPI”). The Purchaser shall pay such accrued RPC-LPI together with the Remaining Purchase Consideration which remain due and unpaid as of the Payment Deadline.

4.4	Payment to Vendors’ Solicitors

4.4.1	All sums payable by the Purchaser to the Vendors under this Agreement, including the Balance Deposit, the Balance Purchase Consideration [being the Escrow Sale Proceed and Remaining Purchaser Consideration (if any)], and RPC-LPI (if any), shall be paid to the Vendors’ Solicitors as stakeholders into the Vendors’ Solicitors’ firm client account, particulars whereof are as follows:

Account Name	:	Woon Wee Yuen & Partners
Bank	:	Ambank (M) Berhad
Account No.	:	081-202-200176-3

4.4.2	Payment may be made by way of banker’s draft, cashier’s order, client account cheque issued by the Purchaser’s Solicitors or Purchaser or Purchaser’s nominee (whichever applicable), cheque issued by the Purchaser’s financier, interbank fund transfer, e-payment and/or RENTAS, in favour of the Vendors’ Solicitors. Any payment made by way of interbank fund transfer, e-payment or RENTAS shall only be deemed received upon the relevant funds being cleared and credited into the Vendors’ Solicitors’ firm client account.

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5	locked box

5.1	The Vendors hereby represent and warrant to the Purchaser, in respect of PRSB, that since the Locked Box Date and up to and including Completion, and subject always to Permitted Leakage, matters Fairly Disclosed and matters expressly permitted under this Agreement:

(a)	the Company has carried on and shall continue to carry on its business in the ordinary and usual course in a manner substantially consistent with past practice in accordance with: (i) all Applicable Laws and (ii) all contractual or other obligations by, or to which, the Company are bound or subject; and

(b)	no Leakage other than Permitted Leakages has occurred.

5.2	The Vendors further represents and warrants to the Purchaser, in respect of PRSB, that the Locked Box Accounts:

(a)	have been properly prepared with due care and attention and in good faith on a basis in accordance with the provisions of the Malaysian Financial Reporting Standards issued by the Malaysian Accounting Standards Board and all Applicable Laws, and give a true and fair view in all material respect of the financial position of the Company as at the Locked Box Date and of its results and the cash flows for the relevant period;

(b)	disclose and make proper and adequate provision or reserve for (or note in accordance with good accounting practice) all actual liabilities and all contingent liabilities which would normally be provided or reserved for or noted as at the Locked Box Date, make provision reasonably regarded as adequate for all bad or doubtful debts as at the Locked Box Date and make due provision for amortization and for any obsolescence of assets as at the Locked Box Date; and

(c)	make proper and adequate provision or reserve for all Tax (including deferred or provisional Taxation) liable to be assessed on the Company for the twelve (12) months ended on the Locked Box Date or for any subsequent period in respect of any distribution, transaction, event or omission occurring or any income or profits or gains earned, accrued or received by the Company on or prior to the Locked Box save to the extent that any additional liability arises solely from any change in Applicable Law, tax rate, administrative practice or interpretation occurring after the Locked Box Date.

5.3	Each of the Locked Box Warranties shall be separate and independent and shall not be limited by reference to or inference from any other Locked Box Warranty but shall in cases be subjected to the qualifications limitations, exclusions, disclosure provisions, liability caps and time limits contained in this Agreement.

5.4	The Vendors undertakes to the Purchaser in respect of PRSB, that subject to Permitted Leakage, matters Fairly Disclosed, matters expressly permitted under this Agreement and acts, payments or transactions carried out in the ordinary and usual course of business in a manner substantially consistent with past practice, there shall be no Leakage from the Locked Box Date up to and including Completion.

5.5	Subject to Clause 5.6 and the limitations, exclusions and liability caps contained in this Agreement, where the Purchaser establishes that any Leakage, other than Permitted Leakage, has occurred as a direct result of a material breach of Clause 5.4 or any Locked Box Warranty, the Vendors shall be liable only for the amount of the actual direct Loss suffered by the Company as a result of such Leakage. The Vendors shall not be liable for: -

(a)	the matter was Fairly Disclosed or within the actual knowledge of the Purchaser, its solicitors or advisers;

(b)	the relevant payment or transaction was undertaken in the ordinary course of business, consistently with past practice or pursuant to an existing contractual or statutory obligation;

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©	the Loss has been recovered under insurance or from any third party;

(d)	the claim relates to an indirect, consequential, punitive, speculative or remote loss, including loss of profit, opportunity or goodwill; or

©	the claim arises from any act or omission of the Purchaser, the Company after Completion or any Purchaser Nominee Director (as defined in Clause 6.1.1 (ii) below).

5.6	If the Purchaser becomes aware of any matter that may give rise to a leakage claim, the Purchaser shall give notice of the leakage claim (the “Leakage Claim Notice”) to the Vendors or the Vendors’ Solicitors not later than six (6) months from the Completion Date. The Leakage Claim Notice must contain:

(a)	reasonable details, insofar as they are known to the Purchaser, of the matter giving rise to the leakage claim;

(b)	the basis for the leakage claim;

©	a good faith estimate of the amount claimed under the leakage claim, together with reasonable details of the calculation thereof and the supporting documents then available to the Purchaser;

The Purchaser shall not be entitled to recover any Loss to the extent that the Vendors have been materially prejudiced by the Purchaser’s failure to comply with this Clause 5.6.

5.7	The Vendors shall inform the Purchaser in writing of any material Leakage which is not a Permitted Leakage, or any material breach by the Vendors of Clause 5.4 or any of the Locked Box Warranties, as soon as reasonably practicable and, in any event, within five (5) Business Days after the Vendors obtain actual knowledge of such Leakage or breach, together with reasonable details then available to the Vendors.

5.8	The provisions in Clauses 5.1 to 5.7 shall not be extinguished or affected by Completion, provided that no leakage claim may be brought unless:

(a)	Completion has occurred;

(b)	the Purchaser has served a Leakage Claim Notice complying with Clause 5.6 within twelve (12) months after the Completion Date; and

©	where the leakage claim has not been admitted or settled, the Purchaser has commenced legal proceedings in respect of the leakage claim within six (6) months after the date of the Leakage Claim Notice.

Any leakage claim which is not notified and, where applicable, commenced within the periods stipulated above shall be deemed irrevocably waived and discharged.

6	pre-Completion & completion

6.1	Pre-Completion

6.1.1	On the Agreement Date, the Vendors shall deliver or cause to be delivered to the Vendors’ Solicitors as the stakeholder the documents as follows (the “Stakeholding Deliverables”) to be held strictly as stakeholder and not to be released, dated, utilised, filed, lodged or acted upon except in accordance with the express terms of this Agreement: -

(i)	the original duly executed and undated share transfer forms (executed by the Vendors) in respect of the Sale Shares of the Company, in favour of the Purchaser (“Vendors Executed STFs”), accompanied by the relevant original share certificates for the Sale Shares;

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(ii)	the original signed and undated directors’ resolution of the Company approving the transfer of the Sale Shares to the Purchaser, the registration of the share transfer, subject only to it being duly stamped and the appointment of such persons nominated by the Purchaser as Company’s directors (“Purchaser Nominee Directors”) (“Relevant DCR”);

(iii)	the original signed and undated resignation letter of TLL, HBP and SKL as directors of PRSB containing a statement that there are no monies owed by the Company to him/her and that he/she has no claims against the Company for compensation for loss of office, redundancy or unfair dismissal or otherwise howsoever (“Current Directors Resignations”);

(iv)	the written confirmation signed and undated by the Vendors confirming that upon Completion there are no monies due and owing by the PRSB to the Vendors, their Affiliates or persons connected to them (as such expression is defined in the Companies Act), and that the Vendors has no claims against PRSB and if there are any such claims, it shall irrevocably release and disclaim all their rights to such claims;

(v)	the written confirmation signed and undated by Temasya Abadi Sdn. Bhd. [Company Registration No.: 201101004201 (932342-A)] confirming that upon Completion, all monies then due and owing by PRSB to Temasya Abadi Sdn. Bhd. [Company Registration No.: 201101004201 (932342-A)], its Affiliates or persons connected to it (as such expression is defined in the Companies Act), shall be irrevocably waived, released and discharges, whereupon Temasya Abadi Sdn. Bhd. [Company Registration No.: 201101004201 (932342-A)], its Affiliates or persons connected to it (as such expression is defined in the Companies Act) shall have no further claim whatsoever against PRSB in respect thereof;

(vi)	the original signed and undated directors’ resolution of Company approving the revocation of all existing authorities to bankers of Company in respect of the operation of bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts; and

(vii)	any such documents as may be required for the stamping of the transfers in respect of the Sale Shares (including if required, copies of the latest audited accounts of the Company, certified true copies of the certificate of incorporation of the Company and all Return of Allotment of Shares of the Company) and such other documents as may be required by the Vendors to give to the Purchaser good title to the Sale Shares and to enable the Purchaser to become the registered holder(s) thereof.

6.1.2	The Vendors shall cause the Vendor’s Solicitors to stake-hold and keep in the Vendor’s Solicitors custody the Safekeeping Deliverables and release and/or retain the Safekeeping Deliverables in accordance with the terms and conditions herein. The Parties agree that the Safekeeping Deliverables shall be kept in the possession of the Vendor’s Solicitors and shall be released in accordance with the terms and conditions of this Agreement. In any event, the Vendors shall cause the Vendors’ Solicitors to confirm with the Purchaser or Purchaser’s Solicitors (whichever applicable) in writing within five (5) Business Days upon the Vendors’ Solicitors receipt of the Stakeholding Deliverables (“Stakeholding Deliverables Confirmation”).

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6.2	Completion

6.2.1	Within five (5) Business Days from the date the Balance Purchase Consideration has been received in full by the Vendors’ Solicitors as cleared funds in accordance with Clause 4.3, the Vendors shall deliver or cause to be delivered to the Vendors’ Solicitors as the stakeholder the documents as follows (the “Handover Deliverables”): -

(a)	if required by the Purchaser, original certificates of incorporation, common seal, minute books and up-to-date statutory registers, financial, accounting and customer records of the Company;

(b)	if required by the Purchaser, cheque books, up-to-date financial and accounting records, up-to-date human resources records, up-to-date customer and suppliers’ records of the Company (if any and where relevant); and

(c)	if required by the Purchaser, a list setting out all the financial and accounting books and records, and human resources records, of the Company.

6.2.2	Upon the Vendors’ Solicitors receiving the Balance Purchase Consideration in full as cleared funds in accordance with Clause 4.3 and subject to Clause 6.1.1, the Vendors shall cause the Vendors’ Solicitors to release and deliver the Stakeholding Deliverables and Handover Deliverables to the Purchaser or the Purchaser’s Solicitors (whichever applicable) within five (5) Business Days.

6.2.3	The Purchaser or the Purchaser’s Solicitors (whichever applicable) shall within five (5) Business Days from the date of receipt of Stakeholding Deliverables and Handover Deliverables from the Vendor’s Solicitors cause the Vendors Executed STFs to be executed by the Purchaser (the “Fully Executed STFs”) and thereafter file the Fully Executed STFs for adjudication of assessment of stamp duties;

6.2.4	The Purchaser shall within five (5) Business Days from the issuance of the notice of assessment of stamp duties by the collector of stamp duties pay the stamp duties and cause the Fully Executed STFs to be stamped by the collector of stamp duties (“Stamped STFs”).

6.2.5	The Purchaser shall; or the Purchaser shall cause the Purchaser’s Solicitors (whichever applicable) within five (5) Business Days from the date the Fully Executed STFs are being stamped and become the Stamped STFs: -

(a)	deliver: -

(i)	the Stamped STFs to the Company for the purpose of causing to be entered the name of the Purchaser as transferee in the register of members;

(ii)	such waivers, consents and/or documents, if any, as the Purchaser may reasonably require to enable the Purchaser to be registered as the proprietor of the Sale Shares;

(iii)	the original share certificate(s) of the Sale Shares issued in favour of the Vendor, if any;

(b)	procure the secretary of the Company to register the proprietorship of the Sale Shares in favour of the Purchaser in the register of members of the Company upon lodgement of Stamped STFs;

(c)	to apply or cause to apply to the Company to cancel the original share certificate(s) of the Sale Shares issued in favour of the Vendor, if any;

(d)	to apply or cause to apply to the Company to issue new share certificate(s) of the Sale Shares in favour of the Purchaser;

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(e)	to deliver to the Company the Relevant DCR in order to effectuate the appointment of the Purchaser Nominee Directors and effectuating the transfer of Sale Shares;

(f)	after or concurrent with the appointment of the Purchaser Nominee Directors as the directors, to deliver to the Company the Current Directors Resignations to effectuate the resignation of the TLL, HBP and SKL as directors of the Company.

6.2.6	The date to which: -

(a)	the Purchaser being registered as the proprietor of the Sale Shares; and

(b)	TLL, HBP and SKL cease to be directors of the Company;

shall be known as “Completion Date”;

whereby: -on Completion Date, the sale and purchase transaction of the Sale Shares is Completed. Completion as referred to in this Agreement shall be construed accordingly.

6.2.7	The Purchaser or Purchaser’s Solicitors (whichever applicable) shall cause the following documents to be delivered to the Vendor’s Solicitors within five (5) Business Days from the date the Purchaser being registered as the proprietor of the Sale Shares; or the date TLL, HBP and SKL cease to be directors of the Company (whichever later): -

(a)	Notification of Change in the Register of Members pursuant to Section 51 of the Companies Act evidencing the transfer of Sale Shares to Purchaser; and

(b)	Notification of Notification of Change in the Register of Directors, Managers, and Secretaries pursuant to Section 58 of the Companies Act evidencing TLL, HBL and SKL ceasing to be directors of the Company.

6.2.8	The Parties agree that upon the Vendor’s Solicitors receipt of the documents in Clause 6.2.7 above, the Vendor’s Solicitors shall be authorised to release the Balance Purchase Consideration (and RPC-LPI, if any) to the Vendors in accordance with the Purchase Consideration Distribution Ratio.

7	WARRANTIES

7.1	Authority and Capacity of the Vendors

The Vendors hereby represents and warrants to and undertakes with the Purchaser that:

7.1.1	Authority to enter into this Agreement etc.

(a)	The Vendors has the legal right and full power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated herein, and when executed, this Agreement and all such other agreements and obligations entered into and undertaken in connection with this Agreement and the transactions contemplated herein constitute valid and binding obligations on the Vendors enforceable against the Vendors in accordance with the respective terms.

(b)	No other permit, approval or consent is required by the Vendors from any third party, Governmental Authority or relevant competent authority for the entry into, completion and performance of this Agreement by the Vendors.

(c)	No litigation, arbitration or administrative proceedings is pending or threatened, to delay, restrain or prevent their entry into, exercise of rights under and/or performance or enforcement of or compliance with their obligations under this Agreement.

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7.1.2	Not Insolvent

Vendors are not bankrupted or have not committed an act of bankruptcy. No proceedings, applications, petitions or summons have commenced or been threatened, nor any steps taken by any person with a view to the bankruptcy or insolvency of the Vendors.

7.2	Incorporation of Schedule 2

The Vendors hereby represents and warrants to the Purchaser in the terms set out in Schedule 2 subject to matters Fairly Disclosed and the qualifications, limitations, exclusions liability caps and claim procedures contained in this Agreement, and acknowledge that the Purchaser is entering into this Agreement in reliance, inter alia, on the Vendors’ Warranties. The Vendors’ Warranties shall continue in full force and effect after Completion only to the extent and for the periods expressly provided in this Agreement.

7.3	Authority and Capacity of the Purchaser

The Purchaser hereby represents and warrants to and undertakes with the Vendors that:

(a)	The Purchaser is a company duly incorporated and validly existing under the laws of its place of incorporation.

(b)	The Purchaser has the legal right and full power and authority to enter into and perform its obligation under this Agreement and the transactions contemplated herein, and when executed, this Agreement and all such other agreements and obligations entered into and undertaken in connection with this Agreement and the transactions contemplated herein constitute valid and binding obligations on the Purchaser enforceable against the Purchaser in accordance with the respective terms.

(c)	The Purchaser is not insolvent and is able to pay its debts as they fall due and no petition has been presented to wind up the Purchaser.

7.4	Parties Induced by and Relied on Warranties

Each Party acknowledges that the other Party is entering into this Agreement in reliance on (inter alia) the Vendors’ Warranties or the Purchaser’s Warranties (as applicable), and was induced by the same to enter into the Agreement.

7.5	Warranties to Be Separate and Independent

7.5.1	Save as expressly otherwise provided, the Vendors’ Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 2 or by anything in this Agreement which is not expressly referenced to the Vendors’ Warranty concerned provided always that all Vendors’ Warranties shall be subject to matters Fairly Disclosed and the qualifications, limitations, exclusions, liability caps, time limits and claim procedures contained in this Agreement.

7.5.2	Save as expressly otherwise provided, the Purchaser’s Warranties shall be separate and independent and shall not be limited by anything in this Agreement which is not expressly referenced to the Purchaser’s Warranty concerned.

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7.6	Updating to Completion

7.6.1	The Vendors represents and warrants that the Vendors’ Warranties, authority and capacity to enter into and perform this Agreement, and the absence of Encumbrances over the Sale Shares shall remain true and correct in all material respects at Completion as if repeated at Completion provided always that: -

no change arising after the Agreement Date from the ordinary and usual course of business, matters beyond the reasonable control of the Vendors, changes in Applicable Laws, market or industry conditions, or any act, omission or delay attributable to the Purchaser or its representatives shall constitute a breach of the Vendors’ Warranties.

7.6.2	Each Party (“Notifying Party”) shall be obliged (as a continuing obligation) to notify the other Party at any time between the Agreement Date and the Completion Date, of any material breach of Vendors’ Warranties (in the case the Notifying Party is one of the Vendors) or the Purchaser’s Warranties (in the case the Notifying Party is the Purchaser), as the case may be. For the avoidance of doubt, the changes to the Vendors Warranties or Purchaser’s Warranties, as applicable (from the date of this Agreement to Completion) which are within the ordinary course of business, for changes in Applicable Laws, market or industry conditions, shall not be deemed as a breach of the Vendors’ Warranties or Purchaser’s Warranties (as the case may be), provided that such changes have been notified by the Notifying Party to the other Party prior to the Completion.

7.7	Effect of Completion

7.7.1	The Vendors’ Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser. As stipulated, the transaction contemplated herein is for the Sale Shares and not for any Individual Share Capital Block or any ordinary share within the Individual Share Capital Block, therefore the Vendors’ Warranties, Vendors’ covenants and/or Vendors’ indemnity are deemed given by Vendors jointly and severally in favour of the Purchaser.

7.7.2	The Purchaser’s Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Vendors.

7.8	Rights and Remedies

7.8.1	Considering the nature of the transaction contemplated herein as stipulated in Clause 7.7.1: - the rights and remedies under this Agreement shall only be enforceable in the following manner (i) Vendors collectively against the Purchaser; and (ii) Purchaser against Vendors collectively.

7.8.2	A breach by a Vendor shall mean breach by the Vendors collectively. Any obligations, warranties, indemnity and/or otherwise covenant of Vendor shall means warranties, indemnity and/or otherwise covenant of Vendors jointly and severally.

7.8.3	Each Vendor shall not separately claim remedy against the Purchaser.

7.8.4	Purchaser shall not separately claim remedy against each Vendor.

7.8.5	The Purchaser shall not be entitled to bring any claim against the Vendors in respect of any matter which has been Fairly Disclosed to the Purchaser, the Purchaser’s Solicitors, advisers or representatives prior to the Agreement Date or prior to Completion provided that the restriction in this Clause 7.8.5 shall not apply to (a) any claim by the Purchaser to the extent that such claim arises from fraud, wilful concealment or deliberate misrepresentation on the part of the Vendors; (b) any claim by the Purchaser where the relevant disclosure, whilst made, was materially incomplete, inaccurate or misleading; and (c) any claim under Clause 9.2 or Schedule 4.

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7.8.6	Subject to Clause 7.8.5. above, the rights and remedies claimable by (i) the Purchaser against the Vendors; and/or (ii) the Vendors against the Purchaser, shall not be affected by sole reason: -

(a)	Completion;

(b)	any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release; or

(c)	save for matters which have been Fairly Disclosed in accordance with Clause 7.8.5, any information which may have been received or been given or have actual, implied, or constructive notice of prior to the date of this Agreement, and it will not be a defence to any claim that any Party knew or ought to have known that any matters warranted or represented were not as warranted or represented, and such knowledge (actual, implied or constructive) shall not reduce, limit or prejudice the relevant Party rights or remedies under this Agreement.

8	Pre-Completion Undertakings

8.1	On or before Completion, the Vendors shall comply with their covenants, undertakings and obligations set out in Clause 8.

8.2	Unless the Purchaser agrees otherwise in writing or save for (i) any act, matter or transaction undertaken in the ordinary and usual course of business, (ii) consistent with past practice, required by Applicable Laws, (iii) required under any existing contract, or (iv) reasonably necessary for the continued operation of the Company’s business, the Vendors undertakes, as from the date of this Agreement until Completion:

(a)	the Company shall preserve and maintain in full force and effect its corporate existence;

(b)	the Company shall continue to carry on its respective business only in the ordinary course and in a manner consistent with past practices during the period hereof until Completion, and accordingly shall not:

(i)	terminate or amend any major supplier, major vendors or other material contract;

(ii)	make any change in the nature, scope or organisation of its business;

(iii)	acquire or form any subsidiary, or acquire any shares in any other company or acquire the whole or any substantial part of the undertaking, assets or business of any other company or any firm or person or enter into any joint venture or partnership with any other person;

(iv)	make any loans or grant any credit to any person (other than given in the ordinary course of trading);

(v)	borrow any money or give or allow to exist any charge or other security over its assets or undertakings;

(vi)	enter into any guarantee, indemnity or surety or provide any security in favour of any person;

(vii)	acquire or dispose of or grant any option or right of pre-emption in respect of any material asset or any material interest nor give nor receive any service otherwise than at market value;

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(viii)	acquire or dispose of any freehold or leasehold property or grant any lease or third-party right in respect of any of its properties;

(ix)	permit any liens to arise on any of its assets;

(x)	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable; and

(xi)	agree, conditionally or otherwise, to do any of the foregoing;

(c)	the Company will not vary or amend its constitution (if any);

(d)	the Company will not reduce or increase its share capital, or allot or issue any shares or any securities or loan capital convertible into shares, or purchase, redeem, retire or acquire any such shares or securities, or agree to do so, or sell or give any option, right to purchase, mortgage, charge, pledge, lien or other form of security or encumbrance over any such shares or securities;

(e)	the Company will not issue, allow to come into being, grant or redeem any Encumbrance over any of its assets or undertakings;

(f)	the Company will not enter into any agreement or incur any commitment involving any capital expenditure or expenditure other than in the ordinary course of business and consistent with past practices or as may be required in order to satisfy an existing contractual requirement;

(g)	the Company will not enter into any new, or renew any, material agreement with a customer which is entered into upon terms which are more materially adverse than the terms generally applicable to customer agreements as at the date of this Agreement, unless agreed upon by the Purchaser;

(h)	the Company will have sufficient cash and cash equivalents for its respective working capital requirements so as to maintain the Company as a going concern;

(i)	the Company shall keep proper books of record and accounts, in which full and correct entries shall be made of all its financial transactions and its assets and business in accordance with Malaysian Financial Reporting Standards issued by the Malaysian Accounting Standards Board consistently applied;

(j)	the Purchaser may make reasonable request for information strictly for the purpose of (i) monitoring compliance with this Agreement and (ii) verifying the continued accuracy of the Vendor’s Warranties and shall not unreasonably interfere with the business operations of the Company. The Vendor shall comply with the Purchaser’s reasonable request under this Clause 8.2 (j) within five (5) Business Days from the Purchaser’s written request;

(k)	the Company will comply in all material respects with all Applicable Laws to which it is subject;

(l)	the Company shall pay and discharge before the same shall become delinquent:

(i)	all taxes, assessments and governmental charges imposed upon it or upon its property; and

(ii)	all lawful claims which, if unpaid, might by law become a lien upon its property;

(m)	the Company will maintain appropriate reserves in respect of taxes, assessments, governmental charges and levies;

(n)	the Company shall as soon as practicable upon obtaining knowledge thereof, give notice to the Purchaser of:

(i)	any litigation, investigation or proceeding affecting it that could reasonably be expected to have Material Adverse Effect in the Company;

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(ii)	any event or matter that has resulted in a Material Adverse Effect in the the Company;

(iii)	any event or development that had it existed or been known on the date hereof would have been required to be disclosed by it under this Agreement; or

(iv)	any event or development that would cause any of the Vendors’ Warranties contained herein to be inaccurate or otherwise misleading;

(o)	the Company will not declare any dividends or make any other distributions to its shareholders without the prior written consent of the Purchaser; and

(p)	the Company shall promptly give notice to the Purchaser of any opening of new bank accounts or closing of any bank accounts maintained by the Company.

8.3.	Each and every obligation of the Vendors under Clause 8.2 (a) to Clause 8.2 (p) shall be subject to the qualifications, limitations and exclusions set out in this Agreement and shall be enforceable only where the relevant breach is material and has caused actual Loss to the Purchaser.

9	INDEMNITY

9.1	Indemnity

9.1.1	In consideration of the Purchaser entering into this Agreement on the basis of the representations, warranties, undertakings and agreements of the Vendors in this Agreement and to the intent that the same will be fulfilled down to, and will be true and correct in all material respects and not misleading at, Completion as if they had been entered into afresh at Completion with reference to the facts and circumstances existing on such day, the Vendors hereby undertake to the Purchaser that they will, indemnify and keep the Purchaser harmless from and against all Losses which may be made or brought against the Purchaser or the Company or which the Purchaser or the Company may suffer or incur as a result of or in relation to any misrepresentation by the Vendors or any breach of the Vendors’ Warranties on their part or any failure by the Vendors to perform their obligations under the undertakings or agreements contained in this Agreement.

9.1.2	In addition to and without prejudice to all other rights and remedies available to the Purchaser, including the right to damages, the Vendors hereby undertakes to fully indemnify and save harmless the Purchaser against all Losses that any of the Company may incur, suffer or be liable for, all the matters set out in Schedule 4.

9.1.3	Notwithstanding anything to the contrary, the Vendors shall not be liable for any claim under this Agreement to the extent that:

(a)	the matter has been Fairly Disclosed to the Purchaser, the Purchaser’s Solicitors, advisers or representatives prior to the Agreement Date or Completion;

(b)	the matter arises from any act, omission or decision of the Purchaser, the Company after Completion, the Purchaser Nominee Directors, or any person acting on behalf of the Purchaser;

©	the Purchaser or the Company has recovered or is entitled to recover the same Loss from insurance, a third party or any other source;

(d)	the claim arises from a change in law, regulation, tax rate, accounting policy or administrative practice after Completion.

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9.2	Tax Indemnity

9.2.1	In consideration of the Purchaser entering into this Agreement on the basis of the representations, warranties, undertakings and agreements of the Vendors in this Agreement, the Vendors hereby agrees with and undertakes to the Purchaser and the Company to indemnify and keep indemnified the Purchaser and the Company against any depletion in or reduction in the value of its or their assets or increase in its or their liabilities (whether as a result, or in consequence of, any Claim for Taxation which has been made or may hereafter be made):

(a)	in respect of or arising from any transaction effected or deemed to have been effected on or before Completion; or

(b)	by reference to any income, profits or gains earned, accrued or received on or before Completion, regardless of when the relevant Claim in respect of any such liability was, is or will be commenced.

9.2.2	The indemnity in Clause 9.2.1 shall include without limitation, all penalties, charges, interest, costs and expenses including, without limitation, external advisors’ and/or consultants’ fees incurred by the Purchaser and the Company in connection with any Claim for Taxation or liability as is herein mentioned.

9.2.3	For the purposes of this Clause 9.2:

(a)	references to any transactions effected on or before Completion include the combined result of two or more transactions the first of which shall have taken place or the commencement of which shall have occurred on or before Completion;

(b)	references to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated as earned, accrued or received for Taxation purposes wholly or partly relate to any period or part-period ending on or before the Completion Date; and

(c)	where any person (including the Purchaser or the Company) suffers loss of or reduction in the amount of any relief, allowance, deduction, rebate, set-off, or credit or has a right to the repayment of Taxation nullified or cancelled in whole or in part and such relief, allowance, deduction, rebate, set-off, credit or right to repayment relates to a transaction which was effected on or before Completion or was granted by reference to any income, profits or gains earned, accrued or received on or before Completion, then such person shall be treated as having incurred a corresponding depletion in or reduction in the value of his assets as a result of a Claim for Taxation made in circumstances falling within Clause 9.2.1.

9.3	Indemnity Separate

(a)	Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Purchaser and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order. This Clause 9.3. (a) shall be extended to the Company and/or the Officers (as hereinafter defined) in accordance to the terms and conditions in Clause 9.3. (b) below.

(b)	Parties agree that this Clause 9, whilst being part of this Agreement, shall also constitute a separate and independently existing undertaking by the Vendors to the Company and/or any of the officers of the Company (current appointed and to be appointed in the future) (“Officers”) respectively (albeit the Company and each of the Officers is not privy hereto) whereby all and every indemnities given by the Vendors shall be deemed as an undertaking of Vendors to the Company and/or any of the Officers and is therefore enforceable by the Company and/or any of the Officers (in addition to indemnity to the Purchaser) despite the Company and/or any of the Officers are not privy to this Agreement whereby the Vendors is estopped from claiming that this Clause 9 cannot constitute an undertaking by the Vendors to the Company and/or any of the Officers by reason the Company and/or any of the Officers are not privy to this Agreement. The Company and/or any of the Officers may enforce the undertaking through agency of the Purchaser if necessary.

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10	PUBLIC ANNOUNCEMENT

No Party shall divulge to any third party (except to their respective professional advisers or affiliates or except as required by applicable law or the rules of any stock exchange) any information regarding the existence or subject matter of this Agreement without the prior written consent of the other Parties. If an announcement is required to be made by a Party or by a Party’s affiliate as a result of a listing requirement imposed on the Party or its affiliate, such Party shall provide the other Party with a draft of any announcement proposed to be made and so far as reasonable, consult with the other Party for its comments on the draft announcement but shall not be obliged to accept any comments from the other Party or its representatives on the draft announcement and nothing in this Clause 10 will prevent a Party or their affiliate from complying with the listing requirements of any stock exchange to which it or its affiliate is subject. This Clause 10 shall continue to apply after Completion and survive any termination of this Agreement.

11	CONFIDENTIALITY

11.1	Confidential Information to Be Kept Confidential

Each Party shall keep confidential and shall procure that its respective employees, directors, officers, agents and nominees keep confidential all Confidential Information, and shall not, and shall procure that its respective employees, directors, officers, agents and nominees shall not, use and/or disclose such Confidential Information except as permitted or required by law, or with the written consent of the other Party, or in accordance with the order of a court of competent jurisdiction, or until the recipient of such Confidential Information can reasonably demonstrate:

(a)	that it is or part of it is, in the public domain (other than as a result of disclosure in violation of its obligation pursuant to this Clause 11), whereupon, to the extent that it is public, this obligation shall cease; or

(b)	that disclosure of Confidential Information is or becomes required by operation of Applicable Law including without limitation, pursuant to court proceedings, court order, applicable stock exchange or governmental regulation and/or otherwise by legal process (but only to the extent so required);

(c)	that Confidential Information is disclosed pursuant to the rules of any applicable stock exchange;

(d)	disclosure is required by a securities exchange or regulatory or governmental body to which that Party is subject or submits wherever situated, whether or not the requirement for information has the force of law; or

(e)	disclosure is necessary to be made to a Party’s financial advisers, legal advisers, technical advisers, financiers and potential financiers, shareholders and ultimate shareholders in connection with the acquisition or disposal of the Sale Shares;

and in all such cases, this obligation shall cease but only to the extent required under the respective circumstances.

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11.2	Parties to Minimise Risk of Disclosure

The Parties shall take all reasonable steps to minimise the risk of disclosure of Confidential Information, by ensuring that only those of their directors, employees, servants and agents whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

11.3	Parties Not to Use Confidential Information

Each of the Parties will not use, either while it is a Party to this Agreement or thereafter, in a manner prejudicial or detrimental to the interests of any Party, any Confidential Information of the other Party.

11.4	Obligations in This Clause to Endure

The obligations contained in this Clause shall continue to apply, even after the termination of this Agreement, without limit in point of time except and until any Confidential Information falls within the provisions of sub-clauses 11.1(a), (b), (c), (d) or ©.

12	COMPETITION

12.1	Definition

In this Clause, the following terms shall have the following meanings:

12.1.1	“Business” means the hotel and tourist accommodation business (including Current Business) and any other business activities conducted by PRSB, on and before the Completion Date;

12.1.2	“Prohibited Period” means the period commencing on the calendar day immediately following the Completion Date and ending on the fifth (5th) anniversary of the Completion Date;

12.1.3	“Prohibited Person” means in respect of the Vendors but shall not include such Vendor’s Affiliates, servants, agents, employees, representatives or officers merely by reason of their relationship with such Vendor, unless such person is acting on behalf of, under the direction of, or in concert with such Vendor for the purpose of circumventing the restrictions under this Clause 12; and

12.2	Non-Competition

Each of the Vendors agrees and undertakes to the Purchaser that he/she shall not, and shall procure that no other Prohibited Person shall, during the Prohibited Period:

12.2.1	carry on in, or be engaged, concerned or interested in any business or activity which is same or similar to the Business, or competes with the Business, in the state of Federal Territory of Kuala Lumpur and state of Selangor;

12.2.2	canvass, solicit or entice away, in competition with the Prohibited Business, the customer of any person who has within one (1) year prior to the Completion Date been a customer, supplier or partner of the Company; and

12.2.3	induce or seek to induce any person which is an employee of the Company to become employed, whether as employee, consultant or otherwise, by such Prohibited Person.

13	BREACH, TERMINATION & SPECIFIC PERFOMANCE

13.1	Event of Default

13.1.1	The following shall be an event of defaults by the Vendors: -

(a)	if there is a Material Adverse Change of any of the Company occurring on or before the Completion Date; or

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(b)	if there is a material breach of any of the Vendors’ Warranties on or before the Completion which breach cannot be remedied or there is a material breach of any of the Vendors’ Warranties and if such material breach is capable of being remedied, the Purchaser has given a written notice to the Vendors to remedy the same within fourteen (14) Business Days from the date of the notice (“Remedy Period”) and the Vendors has failed to remedy the said breach to the Purchaser’s satisfaction during the Remedy Period; or

(c)	if there is a material breach of any of the Vendors’ obligations, warranties, undertakings, covenants under the Agreement which breach cannot be remedied or there is a material breach of any of the Vendors’ Warranties and if such material breach is capable of being remedied, the Purchaser has given a written notice to the Vendors to remedy the same within Remedy Period and the Vendors has failed to remedy the said breach to the Purchaser’s satisfaction during the Remedy Period; or

(d)	any of the Stakeholding Deliverables and Handover Deliverables required to be delivered to the Purchaser or Purchaser’s Solicitors (whichever applicable) is not so delivered for any reason not attributable to the Purchaser; or

(e)	an insolvency/bankruptcy event of any of the Vendors (which includes any of the Vendors entering into any compromise or arrangement with a creditor or having any bankruptcy petition presented, or any enforcement or litigation proceedings taken, against him/her which is not settled or resolved within 30 days); or

(f)	any Condition Precedent not being satisfied or not waived by the Purchaser on or before the Long Stop Date; or

(g)	if any of the Vendors without just cause and reasons refuse, omit and/or neglect to give instructions to the Escrow Agent to dispose the Escrow Shares after the Restricted Period provided that the Purchaser has given a written notice to the Vendors to remedy the same within Remedy Period and the Vendors has failed to remedy the said breach to the Purchaser’s satisfaction during the Remedy Period.

13.1.2	The following shall be an event of defaults by the Purchaser: -

(a)	if there is a material breach of any of the Purchaser’s Warranties on or before the Completion which breach cannot be remedied or there is a material breach of any of the Purchaser’s Warranties and if such material breach is capable of being remedied, the Vendors has given a written notice to the Purchaser to remedy the same within Remedy Period and the Purchaser has failed to remedy the said breach to the Vendors’ satisfaction during the Remedy Period;

(b)	if there is a material breach of any of the Purchaser’s obligations, warranties, undertakings, covenants under the Agreement which breach cannot be remedied or there is a material breach of any of the Purchaser’s Warranties and if such material breach is capable of being remedied, the Vendors has given a written notice to the Purchaser to remedy the same within Remedy Period and the Purchaser has failed to remedy the said breach to the Vendors’ satisfaction during the Remedy Period;

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(c)	the Purchaser become unable to pay its debt when due (as defined in Companies Act) or have petition and/or resolutions of winding up presented or passed for winding-up of the Purchaser; or

(d)	if the Purchaser without just cause and reasons refuse, omit and/or neglect to give instructions to the Escrow Agent to dispose the Escrow Shares after the Restricted Period provided that the Vendors has given a written notice to the Purchaser to remedy the same within Remedy Period and the Purchaser has failed to remedy the said breach to the Vendors’ satisfaction during the Remedy Period.

13.2	Remedies of Default

13.2.1	Remedies in General

(a)	The rights and remedies of the Parties shall be enforced in accordance with Clause 7 above read together with this Clause 13. Therefore, for purpose of the Clause 13, “Defaulting Party” shall mean Purchaser or Vendors (but not Vendor singularly) who commit an event of default; “Non-Defaulting Party” shall be construed accordingly.

(b)	A Non-Defaulting Party may at its election either: -

(i)	terminates the Agreement by notice in writing to the Defaulting Party; or

(ii)	specifically perform the Agreement;

all in accordance with the terms of this Agreement, the law and/or equity.

13.2.2	Termination

If the termination of the Agreement occurs in accordance with Clause 13.2.1. (b) (i): -

(a)	If the Non-Defaulting Party is the Vendors and the Escrow Sale Proceeds have not been paid to Vendors’ Solicitors: -

(I)	should the Vendor’s Solicitors have yet to release the Deposit to the Vendors in accordance to Clause 4.2.4 of the Agreement, the Vendors’ Solicitors shall release the Deposit to the Vendors (whereby each Vendor shall be entitled to such sum computed in accordance to Purchase Consideration Distribution Ratio);

(II)	if the Vendor’s Solicitors have released the Deposit to the Vendors, then the Deposit so released in accordance with Clause 4.2.4 shall be deemed liquidated ascertained damages for the purpose of this Clause 13.2.2 (a);

(III)	the sum of Deposit released to the Vendors shall be deemed as the liquidated ascertained damages payable by the Purchaser to the Vendors with respect to the breach of the Agreement; and

(IV)	the Stakeholding Deliverables and Handover Deliverables shall be returned to the Vendors or otherwise dealt with in accordance with the Vendors’ written instructions and the Escrow Agreement shall be terminated mutually by the Escrow Agent, the Vendors and Purchaser with the Escrow Shares to be retained by the Escrow Agent and be dealt with in accordance to the sole and absolute discretion of the Purchaser.

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(b)	If the Non-Defaulting Party is the Vendors and the Escrow Sale Proceeds (and Remaining Purchase Consideration and/or RPC-LPI) (if any) have been paid in full to Vendors’ Solicitors: -

(I)	should the Vendor’s Solicitors have yet to release the Deposit to the Vendors in accordance to Clause 4.2.4 of the Agreement, the Vendors Solicitors shall release the sum equivalent Deposit to the Vendors (whereby each Vendor shall be entitled to such sum computed in accordance to Purchase Consideration Distribution Ratio);

(II)	if the Vendor’s Solicitors have released the Deposit to the Vendors, then the Deposit so released in accordance with Clause 4.2.4 shall be deemed liquidated ascertained damages for the purpose of this Clause 13.2.2 (b);

(III)	The sum equivalent to Deposit released to the Vendors shall be deemed as the liquidated ascertained damages payable by the Purchaser to the Vendors with respect to the breach of the Agreement;

(IV)	Any remainder of the Escrow Sale Proceeds (and Remaining Purchase Consideration and/or RPC-LPI) (if any) shall be released to the Purchaser or Purchaser’s Solicitors (whichever applicable) without any deductions within five (5) Business Days from the termination of the Agreement.

(c)	If the Non-Defaulting Party is the Purchaser and the Escrow Sale Proceeds have not been paid to Vendors’ Solicitors: -

(I)	should the Vendor’s Solicitors have yet to release the Deposit to the Vendors in accordance to Clause 4.2.4 of the Agreement, the Vendors Solicitors shall release the Deposit to the Purchaser as a refund within five (5) Business Days from the termination of the Agreement. The Vendors shall further be required to pay to the Purchaser a sum equivalent to the Deposit within five (5) Business Days from the termination of the Agreement whereby such further sum equivalent to Deposit shall be deemed as the liquidated ascertained damages payable by the Vendors to the Purchaser with respect to the breach of the Agreement. Each Vendor shall be liable to the Purchaser for the said sum equivalent to Deposit in the proportion of Purchase Consideration Distribution Ratio;

(II)	if the Vendors’ Solicitors have released the Deposit to the Vendors in accordance to Clause 4.2.4 of the Agreement, then the Vendors shall be required to refund the Deposit to the Purchaser within five (5) Business Days from the termination of the Agreement. Each Vendor shall be liable to the Purchaser for the Deposit in the proportion of Purchase Consideration Distribution Ratio. Further, the Vendors shall further be required to pay to the Purchaser a sum equivalent to the Deposit within five (5) Business Days from the termination of the Agreement whereby such further sum equivalent to Deposit shall be deemed as the liquidated ascertained damages payable by the Vendors to the Purchaser with respect to the breach of the Agreement. Each Vendor shall be liable to the Purchaser for the said sum equivalent to Deposit in the proportion of Purchase Consideration Distribution Ratio;

(III)	The Escrow Agreement shall be terminated mutually by the Escrow Agent, the Vendors and Purchaser with the Escrow Shares to be retained by the Escrow Agent and be dealt with in accordance to the sole and absolute discretion of the Purchaser.

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(d)	If the Non-Defaulting Party is the Purchaser and the Escrow Sale Proceeds (and Remaining Purchase Consideration and/or RPC-LPI) (if any) have been paid in full to Vendors’ Solicitors: -

(I)	should the Vendor’s Solicitors have yet to release the Deposit to the Vendors in accordance to Clause 4.2.4 of the Agreement, the Vendors Solicitors shall release the Deposit to the Purchaser as a refund within five (5) Business Days from the termination of the Agreement. The Vendors shall further be required to pay to the Purchaser a sum equivalent to the Deposit within five (5) Business Days from the termination of the Agreement whereby such further sum equivalent to Deposit shall be deemed as the liquidated ascertained damages payable by the Vendors to the Purchaser with respect to the breach of the Agreement. Each Vendor shall be liable to the Purchaser for the said sum equivalent to Deposit in the proportion of Purchase Consideration Distribution Ratio;

(II)	if the Vendors’ Solicitors have released the Deposit to the Vendors in accordance to Clause 4.2.4 of the Agreement, then the Vendors shall be required to refund the Deposit to the Purchaser within five (5) Business Days from the termination of the Agreement. Each Vendor shall be liable to the Purchaser for the Deposit in the proportion of Purchase Consideration Distribution Ratio. Further, the Vendors shall further be required to pay to the Purchaser a sum equivalent to the Deposit within five (5) Business Days from the termination of the Agreement whereby such further sum equivalent to Deposit shall be deemed as the liquidated ascertained damages payable by the Vendors to the Purchaser with respect to the breach of the Agreement. Each Vendor shall be liable to the Purchaser for the said sum equivalent to Deposit in the proportion of Purchase Consideration Distribution Ratio;

(III)	The Escrow Agreement shall be terminated mutually by the Escrow Agent, the Vendors and Purchaser with the Escrow Shares to be retained by the Escrow Agent and be dealt with in accordance to the sole and absolute discretion of the Purchaser;

(IV)	Any remainder of the Escrow Sale Proceeds (and Remaining Purchase Consideration and/or RPC-LPI) (if any) shall be released to the Purchaser or Purchaser’s Solicitors (whichever applicable) without any deductions within five (5) Business Days from the termination of the Agreement.

Parties agree that nothing in the liquidated ascertained damages stated in Clause 13.2.2 (a), (b), (c) and/or (d) above shall be deemed as a penalty but instead it shall be deemed as a reasonable compensation by a Defaulting Party to a Non-Defaulting Party. Parties agree that the said liquidated ascertained damages stated in Clause 13.32.2 (a), (b), (c) and/or (d) above is solely for the compensation of breach of the Agreement by the Defaulting Party. The Parties further agree that in the event of termination, the Defaulting Party shall also restore the position of the Parties as if the Agreement has not been entered and therefore in additional to the sum of liquidated ascertained damages stated in Clause 13.32.2 (a), (b), (c) and/or (d) above, the Defaulting Party shall bear all such reasonable costs consequential to the termination to restore the Parties to the original position as if the Agreement has not been entered.

13.2.3.	Specific Performance

If the specific performance of the Agreement occurs in accordance with Clause 13.2.1. (b) (ii) and if the court of competent jurisdiction having considered the specific performance proceedings found that the subject matter is impossible to be specifically performed, the court of competent jurisdiction may make judgment and order as it deems fit and proper with respect to the matter.

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13.3	Survival of Clause 13

Clause 13 shall survive any termination, rescission and/or prior determination of the Agreement and shall be enforceable in accordance with its terms in the event of termination, rescission and/or prior determination of the Agreement.

14	EXCLUSIVITY

14.1	Unless the Agreement is otherwise prior terminated, rescinded and/ determined, the Vendors hereby agrees that, from the date of this Agreement until the Long Stop Date (the “Exclusivity Period”), it shall deal exclusively with the Purchaser with respect to the proposed sale and purchase of the Sale Shares in PRSB.

14.2	During the Exclusivity Period, the Vendors shall not, and shall procure that PRSB and their respective directors, shareholders, officers, employees, advisers, or agents (collectively, the “Representatives”) shall not, directly or indirectly:

a)	solicit, initiate, encourage, or accept any inquiry, offer, or proposal from any person other than the Purchaser that relates to the purchase, subscription, or other acquisition (whether by way of sale, transfer, merger, joint venture, or otherwise) of any shares or assets of PRSB (“Alternative Transaction”);

b)	engage in, continue, or enter into any negotiations or discussions with any third party relating to an Alternative Transaction; or

c)	provide any non-public, confidential, or proprietary information relating to PRSB or its business to any person other than the Purchaser and its authorised Representatives.

14.3	The Vendors shall immediately terminate and cause PRSB and their Representatives to terminate any existing discussions, negotiations, or correspondence with any third party in connection with any potential Alternative Transaction and shall confirm to the Purchaser that all such contacts have ceased.

14.4	If, during the Exclusivity Period, any of the Vendors, PRSB, or their Representatives receives any approach, inquiry, or proposal relating to a potential Alternative Transaction, the Vendors shall promptly notify the Purchaser in writing, disclosing the identity of the third party and the material terms of such approach or proposal.

14.5	The Vendors agrees that all discussions and negotiations with the Purchaser shall be conducted in good faith, and that all Confidential Information exchanged between the Parties shall remain subject to the confidentiality obligations set out in Clause 11 of this Agreement.

14.6	The Vendors acknowledges that any breach of this Clause would cause irreparable harm to the Purchaser for which monetary damages alone would be an insufficient remedy. Accordingly, the Purchaser shall be entitled to seek specific performance, injunction, or other equitable relief to prevent or remedy any breach or threatened breach of this Clause, without prejudice to any other rights or remedies available at law or in equity.

14.7	If, upon the expiry of the Exclusivity Period, the Parties are in active and good-faith negotiations to finalise the definitive documentation or to fulfil any outstanding Conditions Precedent, the Parties may mutually agree in writing to extend the Exclusivity Period for such further period as they may deem necessary.

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15	MISCELLANEOUS

15.1	Entire Agreement

This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

15.2	Release

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards the other Party under such liability without in any way prejudicing or affecting its rights against such other Party.

15.3	Indulgence, Waiver, etc.

No failure on the part of either Party to exercise and no delay on the part of such Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

15.4	Successors and Assigns

This Agreement shall be binding on and shall ensure for the benefit of each of the Parties’ successors and permitted assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly. No Party shall assign the Agreement to any person without prior written consent of all other Party.

15.5	Continuing Effect of Agreement

All provisions of this Agreement including without limitation, the Vendors’ Warranties (insofar as the same shall not have been fully performed at Completion) shall remain in full force and effect notwithstanding Completion and shall not in any respect be extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed.

15.6	Time of Essence

Any time, date, or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence unless agreed otherwise between the Parties.

15.7	Further Assurance

At any time after the date of this Agreement, each Party shall, and shall use its best endeavours to procure that any necessary third party (including to the maximum extent permitted by law, its nominees on the board of directors of, or a corporate representative of, any the Company) shall, execute such documents (including resolutions) and do such acts and things as the other Parties may reasonably require for the purpose of giving to such other Parties the full benefit of all the provisions of this Agreement.

15.8	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

Any right of rescission conferred upon a Party hereby shall be subject to Clause 7 and no exercise or failure to exercise such a right of rescission shall constitute a waiver by the Party of any such other right or remedy.

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15.9	Costs and Expenses

15.9.1	Each Party shall bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation or completion of this Agreement, and the sale and purchase of the Sale Shares. The Purchaser shall bear all stamp duty payable in connection with the purchase of the Sale Shares.

15.9.2	The Vendors agrees that it shall bear any and all taxes which Vendors would have to bear under Applicable Laws arising from the sale of the Sale Shares (including but not limited to any capital gains tax and real property gains tax) under this Agreement. The Purchaser agrees that it shall bear all any and all taxes which the Purchaser would have to bear under Applicable Laws in respect of its purchase of the Sale Shares under this Agreement.

15.10	Severability of Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

15.11	Communications

15.11.1	A notice, demand, certification, process or other communication relating to this Agreement shall be given in writing and in the English language and may be given by an agent (including its solicitors) of the sender.

15.11.2	In addition to any lawful means, a communication may be given by:

(a)	being personally served at a Party;

(b)	being left at the Party’s current address for service;

(c)	being sent to the Party’s current address for service by pre-paid ordinary mail or courier; or

(d)	electronic email to the Party’s current electronic email address for service.

15.11.3	The particulars for service of each Party are initially as stipulated in Schedule 1.

15.11.4	Each Party may by written notice to the other Party, change its particulars for service from time to time.

15.11.5	If a communication is given by:

(a)	personal service or by leaving it at the Party’s current address of service, at the time of such service;

(b)	ordinary post, it is taken as received if sent within Malaysia to a Malaysian address, three (3) Business Days after posting and taken as received if sent in any other case (including from outside Malaysia to a Malaysian address and vice versa), seven (7) Business Days after posting;

(c)	courier, it is taken as received if sent within Malaysia to a Malaysian address, two (2) Business Days after dispatch by courier and taken as received if sent in any other case (including from outside Malaysia to a Malaysian address and vice versa), four (4) Business Days after dispatch by courier; and

(d)	electronic mail and the sender’s electronic mail produces a report indicating that the electronic mail was successfully sent to the addressee’s electronic mail address, the report is prima facie evidence that the electronic mail was received by the addressee in legible form at the time indicated on that report save that if an electronic mail is sent after 6.00 pm on a Business Day, it shall be deemed to have been received at 9.00 am on the next Business Day.

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15.12	Counterparts and Electronic Signatures

15.12.1	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and transmitting the signed counterpart by hard copy, facsimile transmission or electronic mail to the other Party or the other Party’s solicitors. Upon acknowledgement of receipt by the other Party or the other Party’s solicitors, the signed counterpart (whether transmitted by facsimile transmission or electronic mail or otherwise) shall thereafter be valid and effectual as if executed as an original.

15.12.2	Parties acknowledge and agree that this Agreement may be entered into between the Parties by the affixation or placement of a digital image of the hand written signature of the Parties (or its authorised signatory of such Party) which shall be equivalent to physically signing this Agreement and that such digital image of the hand written signatures shall constitute signification of the Parties’ acceptance of and agreement to the terms of this Agreement and that this Agreement will legally bind the Parties thereafter.

15.13.	Governing Law and Jurisdiction

15.13.1	This Agreement shall be governed by, and construed in accordance with, the laws of Malaysia.

15.13.2	If a controversy, dispute, difference or claim of any kind (“Dispute”) arises out of or in connection with this Agreement (including any dispute as to its validity for any reason whatsoever, or for breach or termination of the contract or as to any claim in tort, in equity or pursuant to any statute), the Parties shall attempt to resolve Disputes through amicable negotiations in good faith and by reasonable and appropriate means.

15.3.3	A Party claiming that a Dispute has arisen under or in connection with this Agreement must give written notice to the other Party specifying the nature of the Dispute (“Dispute Notice”). If the Parties are unable to resolve the Dispute within a period of ten (10) Business Days from the service of the Dispute Notice then the Dispute may be referred to the Courts of Malaysia by any Party.

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Schedule 1

Section	Particulars	Details
1.	Agreement Date	16th October 2026

2.	Purchaser
		Name	:	Tadaa Capital Sdn. Bhd.
		Company Registration No.	:	202501039949 (1641358-K)
		Registered Address	:	7-9, 2 Rio Tower, Persiaran Rio, Bandar Puteri, 47100 Puchong, Selangor Darul Ehsan
		Business Address	:	No. 29, Jalan PPU 2A, Taman Perindustrian Pusat Bandar Puchong, 47100 Puchong, Selangor Darul Ehsan
		Email	:	nil

3.	CSM
		Name	:	Chin Soo Mau
		N.R.I.C. No.	:	730602-07-5419 / A2431583
		Address	:	No. 8, Jalan Kenyalang 11/5C, D’ Villa Botany, Seksyen 11, Kota Damansara, 47810 Petaling Jaya, Selangor Darul Ehsan.
		Email	:	csmau07@gmail.com

4.	HBP
		Name	:	Heng Boon Ping
		N.R.I.C. No.	:	701107-10-5331 / A1736452
		Address	:	No. 21, Jalan BP 11/9, Bandar Bukit Puchong 2, 47100 Puchong, Selangor Darul Ehsan
		Email	:	bpheng@hotmail.com

5.	SKL
		Name	:	Seow Kok Leong
		N.R.I.C. No.	:	701224-10-5357 / A1761649
		Address	:	46, Jalan Elektron U16/61, Seksyen U16, Denai Alam, 40160 Shah Alam, Selangor Darul Ehsan
		Email	:	kokleong.seow@gmail.com

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Section	Particulars	Details
6.	TLL
		Name	:	Ting Liang Liang
		N.R.I.C. No.	:	721008-13-5189 / K0296444
		Address	:	No. A1-37,01, 28, Mont’ Kiara, No. 32, Jalan Kiara, Mont’ Kiara, 50480 Kuala Lumpur, Selangor Darul Ehsan
		Email	:	paulting@lti-eng.com

7.	Total Share Capital	Ringgit Malaysia Four Hundred Thousand Only (RM400,000.00) paid up and issued share capital consisting of four hundred thousand (400,000) unit of ordinary shares issued at Ringgit Malaysia One Only (RM1.00) each in Platinum Recognition Sdn. Bhd. [Company Registration No: 201301004922 (1034765-U)]

8.	Purchaser’s Solicitors
		Name	:	Ho-Yong Partnership
		Address	:	202, Block B, Phileo Damansara 2, No. 15, Jalan 16/11, Off Jalan Damansara, 46350 Petaling Jaya, Selangor Darul Ehsan.
		Tel	:	03-74980374; 012-3957501
		Email	:	enquiry@hoyong.com.my
Client’s Account Details
				Accountholder	:	Ho-Yong Partnership
				Account No.	:	564445560116
				Bank	:	Maybank Islamic Berhad

9.	Vendors’ Solicitors
		Name	:	Woon Wee Yuen & Partners
		Address	:	23-3 Jalan PJU 5/11, Dataran Sunway, Kota Damansara, 47810 Petaling Jaya, Selangor Darul Ehsan.
		Tel	:	03-61506396;03-61480396 011-12311523;017-9951523
		Email	:	wwyp@wwypartners.com
Client’s Account Details
				Accountholder	:	Woon Wee Yuen & Partners
				Account No.	:	0812022001763
				Bank	:	Ambank

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Schedule 2

Vendors’ Warranties

1	CAPACITY OF VENDORS

1.1	Capacity of the Vendors

1.1.1	Each of the Vendors has the legal right and all requisite power and authority, and has taken all action required, to execute, deliver and exercise its rights and perform its obligations under this Agreement and in all the documents which are to be executed at or before Completion, all of which would bind the Vendors as contemplated herein. The obligations of the Vendors under this Agreement are legal, valid, binding and enforceable in accordance with the respective terms.

1.1.2	The execution and performance of this Agreement by the Vendors and the completion of the transactions contemplated herein have received all necessary approvals.

1.1.3	No order has been made which adjudicated any of the Vendors as a bankrupt, no proceedings, applications, petitions or summons have commenced and no proceedings, applications, petitions or summons have been threatened, nor any steps taken thereto by any person, with a view to the bankruptcy of the Vendors.

1.1.4	The execution, delivery and performance of this Agreement by the Vendors will not result in a breach of:

(a)	the Company’s constitution and any agreement, instrument or document to which it is a party or by which any of its assets are bound;

(b)	any order, judgment or decree of any court, governmental agency or regulatory body having jurisdiction over the Vendors;

(c)	any Applicable Laws to which it is a party or by which it or its assets are bound, whether in Malaysia or elsewhere; or

(d)	the requirement to obtain the consent of any party or give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares.

1.2	Ownership of the Sale Shares

1.2.1	The Vendors each is the legal and beneficial owner of all such constituting ordinary shares in the relevant ISCB as follow: -

ISCB	Vendor	Ordinary shares of the Company constituting in the ISCB (units)
1	Chin Soo Mau	100,000
2	Heng Boon Ping	100,000
3	Seow Kok Leong	100,000
4	Ting Liang Liang	100,000

1.2.2	Vendors collectively is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Sale Shares free from any Encumbrances (together with all rights and benefits attaching thereto on and after the Completion Date) upon the terms of this Agreement.

1.2.3	The Sale Shares constitute 100% of the total validly allotted and issued shares and equity in the capital of PRSB, and will accord the Purchaser with 100% of the voting rights in PRSB.

1.2.3	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share, loan capital or any other security giving rise to a right over the capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no Encumbrances on the shares of the Company (including on the Sale Shares) or any arrangements or obligations to create any Encumbrances over such shares.

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1.2.4	Upon delivery of the original share certificates in respect of the Sale Shares and the duly executed relevant share transfer forms by the Vendors, the Purchaser shall be able to register the Sale Shares in the name of the Purchaser, subject only to the payment of the relevant stamp duty.

2	THE COMPANIES

2.1	Incorporation

2.1.1	The Company (i) has been duly incorporated and is validly existing under the laws of Malaysia (ii) has not been nor is in the process of being wound up or liquidated; (iii) has full corporate power and authority to carry on its business as it is now and has since its incorporation been conducted and is lawfully qualified to do business in those jurisdictions in which business is conducted by it; and (iv) is entitled to own, lease or operate the properties and assets it now owns, leases or operates.

2.1.2	All governmental approvals, licences and authorisations which were necessary in connection with the incorporation of the Company, the allotment or transfer of shares in the Company to the present and former holders thereof and the activation of the Company (including the appointment of directors) were duly obtained.

2.1.3	The Company has complied with its Constitution in all respects and none of the activities, agreements, commitments or rights of the Company are ultra vires or unauthorised.

2.2	Share Capital

2.2.1	There are no outstanding (i) warrants, options, contracts, calls, or other rights of any kind to purchase or acquire from the Company any shares or of the Company, (ii) securities convertible into, or exchangeable for, such shares or (iii) commitments of any kind for the issuance of additional shares of capital stock or options, warrants, or other securities of the Company.

2.2.2	The Company do not have any right or obligation to purchase or redeem any capital stock, shares or other security of the Company of any kind.

2.2.3	All shares issued by the Company are of one class, in registered non-bearer form, evidenced by share certificates and have full voting rights of one vote for each share. All issued shares of the Company are duly authorised, allotted, fully paid-up and have been validly issued without any restriction on the right of transfer thereof.

2.3	Subsidiaries, Associated Companies and Branches

The Company:

2.3.1	is not the holder of, nor has the Company agreed to acquire, any share or loan capital of any other company or other body corporate (whether incorporated in Malaysia or elsewhere); and

2.3.2	does not have any branch, agency or place of business, or any permanent establishment outside Malaysia.

2.4	Compliance

2.4.1	Compliance has been made with all legal requirements concerning (i) the Company’s Constitution; (ii) the appointment of the directors, auditors and company secretaries of the Company; (iii) all resolutions passed by the board of directors and members of the Company, (iv) all issues and proposed issues of shares, debentures or other securities in the Company; (v) all payments of dividends and interest; and (vi) all charges by or in favour of the Company.

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2.4.2	The statutory books, books of account, ledgers, financial and other records of whatsoever kind (“records”) of the Company have been properly written up, contain complete and accurate records of all matters required to be dealt with in such books and records, fully and accurately present and reflect all the transactions entered into by the Company or to which the Company has been a party, are maintained in accordance with Applicable Laws and are up-to-date. Such books, records and minute books and all other documents (including documents of title and copies of all subsisting agreements to which the Company is a party) which are the property of the Company have been properly kept, are in the exclusive possession (or under the direct control) of the Company.

2.4.3	All returns, particulars, resolutions, accounts and other documents which the Company is required by Applicable Laws to file with or deliver to a relevant Governmental Authority have been made up and filed or, as the case may be, delivered, in each case in accordance with Applicable Laws.

3	DIVIDENDS

Other than limitations imposed by the Companies Act, there are no limitations on the dividends (interim, final or otherwise) which may from time to time be declared by the Company.

4	ACCOUNTS AND RECORDS

4.1	Auditors

The audited accounts of the Company for the last one (1) preceding financial years (“Relevant Accounts”) have been audited by an auditor or firm of accountants qualified to act as auditors in Malaysia and the auditors’ report(s) required to be annexed to each of the Relevant Accounts are unqualified.

4.2	Relevant Accounts

The Relevant Accounts have been prepared:

4.2.1	in accordance with Applicable Laws and on a basis consistent with that adopted in preparing the audited accounts for the previous one (1) financial period before each such Relevant Accounts; and

4.2.2	in accordance with accounting principles, standards and practices generally accepted at the date of this Agreement in Malaysia, so as to give a true and fair view of the state of affairs of the Company at the date of the Relevant Accounts and of the profits or losses for the respective period concerned.

4.2.3	In particular, the Relevant Accounts:

(a)	make full provision for all actual liabilities;

(b)	disclose all contingent liabilities and make provision reasonably regarded as adequate for all bad and doubtful debts; and

(c)	do not overstate the value of current or fixed assets;

(d)	are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown therein unusual or misleading in any material respect; and

(e)	make adequate provision or reserve for all Taxation liable to be assessed on the Company or for which it is or may become accountable.

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4.3	Management Accounts

4.3.1	The unaudited financial accounts of the Company ending 31st August 2026 (“Company Management Accounts”) have been prepared:

(a)	in accordance with accounting policies used in preparing the Relevant Accounts applied on a consistent basis; and

(b)	on a basis consistent with the management accounts of the Company prepared in the preceding 12 (twelve) months.

4.3.2	The Company Management Accounts are fair and not misleading and do not misstate the assets and liabilities of the Company ending 31st August 2026 and the profits or losses of the Company for the period concerned.

4.3.3	In particular, the Company Management Accounts:

(a)	make full provision for all actual liabilities;

(b)	disclose all contingent liabilities and make proper provision (or note in accordance with good accountancy practice) for all contingent liabilities which would normally be provided for or noted.

4.3.4	There are truly and fairly disclosed in all respects in the Company Management Accounts, all matters which can reasonably be expected to materially and adversely affect the value of the Sale Shares or the business carried on by the Company.

4.4	Valuation of Stock and Work-In-Progress

The stock and work-in-progress were included in the Relevant Accounts at figures not exceeding the amounts which could in the circumstances existing at the date of the Relevant Accounts, reasonably be expected to be realised in the normal course of carrying on the business of the Company.

4.5	Depreciation of Fixed Assets

In the Relevant Accounts, the fixed assets of the Company have been depreciated in accordance with accounting principles, standards and practices generally accepted at the relevant time in Malaysia.

4.6	Provision for Taxation

4.6.1	Full provision or reserve has been made in the Relevant Accounts for all Taxation liable to be assessed on the Company or for which it is or may become accountable in respect of:

(a)	profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the date of the Relevant Accounts;

(b)	any transactions effected or deemed to be affected on or before the date of the relevant accounts, or provided for in the Relevant Accounts; and

(c)	distributions made or deemed to be made on or before the date of the Relevant Accounts, or provided for in the Relevant Accounts.

4.6.2	Full provision or reserve for deferred Taxation in accordance with accounting principles and standards generally accepted in Malaysia has been made or provided for in the Relevant Accounts.

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4.7	Exceptional Items

The audited accounts and management accounts of the Company for the past one (1) financial year has not (except as disclosed in such accounts) been materially affected by changes or inconsistencies in accounting practices, by the inclusion of unusual or non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or by transactions entered into otherwise than on arm’s length commercial terms or by any other factors or events rendering such results for all or any of such periods exceptionally high or low.

4.8	Reserves

None of the reserves appearing in the Audited Accounts are undistributable reserves except to the extent stated in the Audited Accounts.

4.9	Book Debts

None of the debt receivable or due to the Company which are included in the Relevant Accounts or which have subsequently arisen:

(a)	has arisen other than in the ordinary course of business;

(b)	has been outstanding for more than 3 (three) months from their due dates for payment; or

(c)	has been released on terms that the debtor has paid less than the full value of his debt; or

(d)	has been proved to any extent irrecoverable or is now regarded by the Company as irrecoverable in whole or in part;

and all such debts have realised or will realise in the normal course of collection without resort to litigation, their full value as included in the Relevant Accounts or in the books of the Company after taking into account the provision for bad and doubtful debts made in the Relevant Accounts or the books of the Company since the date of the relevant accounts, consistent with past practice.

For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

4.10	Liabilities Owing to or by The Vendors

4.10.1	Save as disclosed in the Relevant Accounts and Company Management Accounts, there is no outstanding:

(a)	indebtedness or securities (including guarantees or indemnities given for such indebtedness or other liability, actual or contingent) owing or given by the Company to the Vendors, or their respective related corporations (together “related persons”) or any of its directors or shareholders or persons connected with any of them (together “connected persons”), nor is there any such indebtedness or liability owing to the Company by any such person, and no promise, warranty, representation or undertaking has been made or given to any such person in connection with this Agreement in respect of which the Company might be liable;

(b)	loan made, guarantee entered into, or security provided for the benefit of another by the Company, which is prohibited by any Applicable Law;

(c)	amounts owing to the Vendors, its related persons, connected persons, any present or former directors, shareholders of the Company or their connected persons.

4.10.2	On Completion, the Company will not have any non-trade-related party balances.

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4.11	Changes since Accounts Date

Since the Accounts Date with regard to the Company, save as permitted under this Agreement:

(a)	there has been no material adverse change in its respective business, operations, properties, prospects, condition (financial or otherwise) or turnover and no event, factor matter has occurred or is likely to occur which will or is likely to give rise to any such change;

(b)	its business has been carried on in the ordinary course, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

(c)	its business has not been materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to such effects;

(d)	the Company has not entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Accounts otherwise than in the ordinary course of carrying on its business;

(e)	the accounts of the Company have not been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature;

(f)	the Company has not entered into any unusual, long term and onerous commitments or contracts. For the purposes of this provision, “long term commitments or contracts” is one which either cannot be terminated, in accordance with its terms, on sixty days’ notice or less or is unlikely to have been fully performed, in accordance with its terms, more than twenty-four (24) months after the date on which it was entered into or undertaken;

(h)	the Company has not, except in the ordinary course of business, acquired, sold, transferred or otherwise disposed of any assets of whatsoever nature;

(i)	no resolution has been passed by the Company and except in the ordinary course of business, nothing has been done in the conduct or management of the affairs of the Company which would be likely to materially reduce the net asset value of the Company;

(j)	the Company has not made any purchase or sale or introduced any method of management or operation in respect of its business, undertaking or assets except in a manner consistent with proper prior practice;

(k)	the Company has not incurred any additional borrowings or incurred any other indebtedness for borrowed monies except in the ordinary course of business; or

(l)	the Company has not incurred or become subject to any liability or obligation (absolute or contingent) except current liabilities and obligations, in each case incurred under contracts entered into in the ordinary course of business and consistent with past practice and which do not materially increase the nature or amount of liabilities or obligations disclosed in the Accounts of the Company.

4.12	Assets Registers

The assets registers of the Company comprise a complete and accurate record of all plant, machinery, equipment and vehicles owned, held or used by the respective Company and are capable of being reconciled in respect of all material items with the net book values of such assets in the accounting records of the respective Company.

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5	BANKING AND FINANCE

5.1	Bank Accounts

The particulars of all banking account(s) maintained by the Company have been provided during the Due Diligence Exercise. Save as disclosed therein, the Company does not have any bank or other similar account (whether in credit or overdrawn) and there have been no payments out of or drawings against the said account(s) except for payment in the ordinary and proper course of business.

5.2	Borrowings and Credit Facilities of PRSB

5.2.1	The particulars of all financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to PRSB shall be provided during the Due Diligence Exercise. All financial facilities obtained by PRSB are subsisting and PRSB is in compliance with such financial facilities in accordance with their terms and PRSB is not in breach of the terms of such financial facilities and there are no circumstances whereby the continuation of any such financial facilities might be prejudiced or affected as a result of the transactions effected or contemplated by this Agreement. None of the financial facilities obtained by PRSB:

(a)	requires any third-party consent or waiver to be obtained as a result of execution or performance of this Agreement save for prior written consents of the third parties which shall be procured by the Vendors as conditions precedent of this Agreement; or

(b)	contains any terms or provisions or rights or obligations of parties (including an obligation to give notice) which will be breached or required to be complied by the execution or performance of this Agreement save for prior written consents of the third parties which shall be procured by the Vendors as conditions precedent of this Agreement; or

(c)	is of an unusual, onerous or abnormal nature or not wholly on an arm’s length basis in the ordinary and usual course of business; or

(d)	contains any restriction on payment or declaration of dividends; or

(e)	will or may be terminated or prejudicially affected as a result of execution or performance of this Agreement.

5.2.2	The amounts borrowed by PRSB do not exceed any applicable overdraft limits or any limitation on its borrowing contained in its Constitution or in any debenture or other deed or document binding upon it.

5.2.3	Except as set out in the Accounts or the Company Management Accounts, PRSB does not have any liabilities in the nature of borrowings or in respect of debentures or negotiable instruments other than cheques drawn and bank guarantees issued in the ordinary course of business on the bank account(s) referred to in Paragraph 5.1 of Schedule 2 above and is not a party to any loan agreement, facility letter or other agreement for the provision of credit or financing facilities to the Company.

5.2.4	No circumstances has arisen which could now (or which could with the giving of notice or lapse of time or both) entitle a provider of finance to PRSB (other than on a normal overdraft facility) to call in the whole or any part of the monies advanced or to enforce its security, and no provider of finance to PRSB on an overdraft facility has demanded repayment or indicated that the existing facility will be withdrawn or reduced or not renewed or that any terms thereof will be altered to the disadvantage of PRSB.

5.2.5	All of PRSB’s borrowings may be repaid by PRSB as they fall due.

5.3	Securities and Guarantees

Save as disclosed in the Accounts and Company Management Accounts, the Company has not, nor any other person has given or undertaken to give, nor is there outstanding, any security or guarantee, indemnity or suretyship for any liability of the Company.

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5.4	Events of Default

No event has occurred or been alleged to have occurred, and no circumstances has arisen, which:

(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay (prematurely or otherwise), under an agreement relating to borrowing or any debt in the nature of borrowing (or will do so with the giving of notice or lapse of time or both);

(b)	will lead to an Encumbrance constituted or created in connection with borrowing or any debt in the nature of borrowing, a guarantee, an indemnity, or other obligation or security of the Company becoming enforceable (or will do so with the giving of notice or lapse of time or both); or

(c)	would entitle a provider of finance to the Company to withdraw, reduce or not renew any existing facilities to the Company or alter any terms thereof to the Company’s disadvantage.

5.5	Working Capital

Having regard to existing bank and other facilities (if any), the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of executing, carrying out and fulfilling in accordance with their terms, all orders, projects and contractual obligations which have been placed with, or undertaken by the Company.

6	EMPLOYEES ETC.

6.1	Employees and Terms of Employment

6.1.1	The name and position of each Relevant Employee shall be provided during the Due Diligence Exercise. There are no terms, conditions or benefits applicable to any Relevant Employee that are not set out in his or her respective employment agreement with the Company. There have been no proposals to amend the terms of employment of any Relevant Employee (including executive directors of the Company).

6.1.3	Setting aside the fact that Malaysian law provides that employment contracts may not be terminated without just cause and excuse and other than if applicable, fixed term contracts between PRSB, there are not in existence any contracts of service with employees of PRSB which cannot be terminated by 3 (three) months’ notice or less without giving rise to any claim for damages or compensation.

6.2	Liabilities to and for Employees

6.2.1	There are no amounts owing to any present or former director or employee of the Company other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses, and no present or former officer or employee of the Company have any claim against the Company or right to be indemnified by the Company arising out of an act or omission in the course of his office or employment on or before the date of this Agreement.

6.2.2	Save to the extent (if any) to which provision or allowance has been made in the Accounts of the Company, the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee which is not allowable as a deduction for the purposes of Taxation.

6.3	Compliance with Statutes

6.3.1	The Company has, in relation to each of its employees, local and if applicable, foreign, (and so far as relevant to each of its former employees) complied with and has not breached:

(a)	any obligation imposed on it by all Applicable Laws (in particular, the Employment Act 1955 [Act 265], the Malaysian Immigration Act 1959/63 [Act 155], the Minimum Wages Order 2022 [PU(A) 140/2022], the Employees Provident Fund Act 1991 [Act 452], the Employees’ Social Security Act 1969 [Act 4], and the Employment Insurance System Act 2017 [Act 800], regulations and codes of conduct and practice relevant to the relations between it and its employees and has maintained current adequate and suitable records regarding the service of each of its employees;

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(b)	all relevant orders, declarations and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees; and

(c)	the employment contracts with its employees in particular, the contracts with the Key Employees.

6.3.2	The Company does not have any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any taxation, contribution or other impost arising in connection with the employment or engagement of employees or directors by it. In particular, all deductions and payments required to be made by the Company in respect of Employees Provident Fund contributions, SOCSO contributions and EIS contributions (including employer’s contributions) in relation to the remuneration of its employees, as applicable, EPF, SOCSO and EIS have been so made.

6.4	Termination of Employment

6.4.1	The Company has not given or received any notice of termination from any Relevant Employee terminating his or her employment as at the date of this Agreement.

6.4.2	There have been no proposals made by the Company to terminate the employment of any Relevant Employee.

6.4.3	No liability which remains undischarged has been incurred by the Company for breach of any contract of employment with any Relevant Employee, including redundancy payments, protective awards, compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Relevant Employee.

6.5	Industrial Agreements, Industrial Disputes and Negotiations

6.5.1	The Company has not, since incorporation, entered into any collective agreement (whether legally binding or not) with a trade union nor has it done any act which might be construed as recognition and the Company do not have a trade union.

6.5.2	The Company are not and have not been involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any organisation or body of employees and there are no facts known, or which would on reasonable enquiry be known, to the Vendors which might indicate that there may be any such dispute.

6.6	Share Incentive, Bonus Schemes, Golden Handshake, etc.

6.6.1	The Company does not have in existence, and has not proposed to introduce, any share incentive scheme, share option scheme or profit-sharing scheme, special bonuses or payments for all or any of its directors or employees.

7	TAXATION MATTERS

7.1	Returns, Information and Clearances

7.1.1	All returns, computations, payments and notices which are or have been required to be made or given by the Company for any Taxation purpose (i) have been made or given within the requisite periods or within permitted extensions of such periods and on a proper basis and are up-to-date and correct and (ii) none of them are, or are likely to be, the subject of any dispute with the Inland Revenue or other Tax Authorities. The Company has kept, recorded and maintained sufficient information and documents in respect of expenditures and transactions for which submission has been made for tax deductions.

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7.1.2	No Tax Authority in a jurisdiction where the Company has never paid Taxes or filed tax returns has asserted or can assert that any Group Company is or may be subject to Taxes assessed by such jurisdiction or is required to file tax returns in such jurisdiction.

7.1.3	No Transaction has been effected since the Accounts Date by the Company in respect of which any consent or clearance from the Inland Revenue or other governmental authorities was required or was or sought (i) without such consent or clearance having been validly obtained before the Transaction was effected and (ii) otherwise than in accordance with the terms or so as to satisfy any conditions attached to such consent or clearance, and (iii) otherwise than at a time when and in circumstances in which such consent or clearance was valid and effective.

7.2	Penalties and Interest

The Company has not, and none of the directors or officers of the Company has paid, or become liable to pay, any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.

7.3	Taxation Claims, Liabilities and Reliefs

7.3.1	There is no liability to Taxation in respect of which a claim could be made against the Company which would result in a depletion in or reduction in the value of the Company or its assets or increase in its or their liabilities:

(i)	in respect of or arising from any transaction effected in the period prior to Completion; or

(ii)	by reference to any income, profits or gains earned, accrued or received in the period prior to Completion,

except, in each case of Paragraphs 7.3.1(i) and 7.3.1(ii):

(A)	to the extent that the Taxation has been paid, remitted, relieved or discharged, or provision or reserve specifically in respect thereof was made, in the Accounts or the Company Management Accounts;

(B)	to the extent that such claim arises as a result only of any provision or reserve in respect thereof being insufficient by reason of any increase in rates of Taxation made after the date hereof with retrospective effect; or

(C)	liability for Taxation resulting from transactions arising out of the ordinary course of the normal trading of the Company.

7.3.2	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time prior to Completion.

7.3.3	Since incorporation, the Company has not taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the Tax Authority.

7.3.4	The Company has not owned or agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including, without limitation, the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis (of which can be supported by relevant documentation), including inter-company transactions.

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7.3.5	The Company has not disposed, nor has the respective Company agreed to dispose, of any assets, nor has provided or agreed to provide any services or facilities (including, without limitation, the benefit of any licences) which was or will be less than its market value, or otherwise than on an arm’s length basis (of which can be supported by relevant documentation), save for inter-company transactions made at net book value.

7.3.6	So far as the Vendors are aware and based on the information available to the Vendors, the Company is not a “real property company” as such expression is defined in paragraph the Real Property Gains Tax Act 1976 [Act 169].

7.4	Payment of Taxes

7.4.1	All taxes assessed or imposed by any Government Authority which have been assessed upon the Company and which are due and payable on or before Completion have been paid and were paid on or before the relevant due date for payment.

7.4.2	There is no further liability or contingent liability for Taxation otherwise than as a result of trading activities in the ordinary course of its business since the Accounts Date.

7.5	Withholding Tax

The Company is in compliance with all obligations under all relevant Tax laws to withhold and remit to the relevant Tax Authorities, any amount at source before making payment to the relevant third party and the Company has accounted in full to the relevant fiscal authority for any Taxation so deducted or withheld.

7.6	Company Residence

The Company has been residents for tax purposes in Malaysia and nowhere else at all times since its incorporation and will be a resident at Completion.

7.7	Anti-avoidance Provision

7.7.1	The Company has not since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Taxation.

7.7.2	The Company has not been the subject of an investigation, discovery or access order by or involving any Tax Authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

7.8	Stamp Duty

In relation to stamp duty assessable or payable in Malaysia or elsewhere in the world, as at the date of this Agreement and as at the Completion Date save as otherwise fairly disclosed to the Purchaser, all documents in the enforcement of which the Company may be interested have been duly stamped and no document belonging to the Company now or at Completion which is subject to ad valorem stamp duty is or will be unstamped or insufficiently stamped with unpaid or deficient stamp duty; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which the Company had obtained relief, have become payable.

7.9	Sales and Service Tax (“SST”) and Tourism Tax

In relation to SST or other similar tax, the Company:

(a)	is a registered person under Service Tax Act 2018 [Act 807]

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(b)	has complied, in all material respects, with all statutory requirements, orders, provisions, directions or conditions;

(c)	maintains complete, correct and up-to-date records as is required by the applicable legislation;

(d)	has not been required by the relevant authorities of customs and excise to give security;

(e)	has paid and will continue to pay the service tax according to the Applicable Laws;

(f)	has furnished returns and payment of service tax due and payable diligently in accordance with the relevant requirements of the laws and the Company shall continue to comply with such requirements in accordance with the relevant laws.

In relation to Tourism Tax, the Company:

(a)	is a operator registered under Tourism Tax Act 2017 [Act 791];

(b)	has complied, in all material respects, with all statutory requirements, orders, provisions, directions or conditions;

(c)	maintains complete, correct and up-to-date records as is required by the applicable legislation;

(d)	has not been required by the relevant authorities of customs and excise to give security;

(e)	has paid and will continue to pay the service tax according to the Applicable Laws;

(f)	has furnished returns and payment of service tax due and payable diligently in accordance with the relevant requirements of the laws and the Company shall continue to comply with such requirements in accordance with the relevant laws.

8	INSURANCES

8.1	All Insurances Required under Applicable Law Obtained

All insurances required to be obtained by the Company to ensure the Company’s assets or employees as required under the Applicable Laws or under any contract entered into by the Company have been duly obtained and is in full force and effect.

8.2	Sufficiency of Insurances

All the assets of the Company which are of an insurable nature have at all material times been and are insured against all risks normally insured against by other companies carrying on similar businesses or owning property of a similar nature or such other insurances as may be required by law, and the Company has at all material times been and are adequately insured against accident, physical loss or damage, public liability, third party liability (including product liability), environmental liability (to the extent that insurance is readily available) and other risks normally covered by insurance by persons carrying on such businesses.

8.3	Particulars of Insurance Policies

Particulars of all insurance policies taken out by the Company in relation to the business and operations of the Company shall be provided during the Due Diligence Exercise and all such particulars are accurate, true and correct.

8.4	Existing State of Insurance Policies

In respect of all such insurances:

8.4.1	all premiums have been duly paid to date;

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8.4.2	all the policies are in force and are not voidable or unenforceable;

8.4.3	there has not been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies;

8.4.5	no claim is outstanding, unpaid or in dispute and no circumstances exist which are likely to give rise to any claim;

9	TRADING AND CONTRACTUAL AGREEMENTS

9.1	Effect of Sale Shares

9.1.1	The Parties’ entry into or performance of their respective obligations under this Agreement will not cause or is not likely to cause:-

(a)	any person who normally does business with the Company or who gives credit to the Company, not to continue to do so on the same basis or terms;

(b)	will not otherwise result in any agreement, transaction, obligation, commitment, understanding, arrangement or liability which the Company is a party to or subject to, being terminated, avoided, modified or otherwise adversely affected; or

(c)	any Key Employee to leave employment with the Company.

9.2	Contracts

9.2.1	All subsisting material contracts that the Company is a party to (“Material Contracts”) has been provided during the Due Diligence process.

9.2.2	Each Material Contract constitutes legal, valid, binding and enforceable obligations of the Company and the counterparties thereunder, and the Company has observed all its obligations thereunder. No event or omission has occurred or been permitted to arise which would entitle any third party to terminate prematurely any Material contract, and no counterparty to a Material Contract has given written notice to the Company of its intention to terminate such Material Contract. There is no dispute or claim made by a counterparty to any Material Contract against the Company under or in connection with any Material Contract.

9.2.3	The Company does not have any outstanding liability under any Material Contract, transaction, arrangement, understanding, obligation or liability entered into within the past one (1) year from the date hereof, except as disclosed in the Accounts or the Company Management Accounts.

9.2.4	The Company is not a party to, or subject to any contract, transaction, arrangement, understanding, obligation or liability with any person which:

(ii)	requires any third-party consent or waiver to be obtained for the sale by the Vendors of the Sale Shares to the Purchaser or for the Vendors’ performance of its obligations in this Agreement; or

(iii)	is of an unusual, onerous or abnormal nature or not wholly on an arm’s length basis in the ordinary and usual course of business; or

(iv)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than twelve (12) months after the date on which it was entered into or undertaken) other than in the ordinary course of business; or

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(v)	cannot readily be fulfilled or performed on time without undue, or unusual, expenditure of money or effort; or

(vi)	the execution or performance of this Agreement will contravene or under which a third party will acquire a right of termination or any option as a result of the execution or performance of this Agreement; or

(vii)	is a sale or purchase option or similar agreement affecting any share capital or debentures of, or any stocks or assets owned by, the Company; or

(viii)	is outside the ordinary course of business of the Company; or

(ix)	is a guarantee, indemnity or any other obligation under which the Company is under a prospective or contingent liability in respect of the obligation of any other person; or

(x)	is a mortgage, debenture, charge or Encumbrance given by the Company.

9.3	Related Party Agreements

9.3.1	All the Company’s related party contracts, transactions or arrangements have been entered into on arm’s length terms or on terms which are not unfavorable to the Company.

9.3.2	As at Completion Date, there are:

(a)	no loans which have been made by the Company to the Vendors and/or any director of the Company and/or any person connected with any of them and on or prior to the Completion Date, the Company has not been a party to any transaction to which any of the provisions of Sections 224 and 225 of the Companies Act may apply;

(b)	no debts owing to the Company by the Vendors and/or by any director of the Company and/or any person connected with any of them as aforesaid save for debts which arose in the ordinary course of business of the Company;

(c)	no securities for any such loans or debts as aforesaid; and

(d)	no transaction entered by PRSB with entities/persons related to the directors and shareholders of PRSB and if there have been any, such related party transactions were entered into on arm’s length terms or upon terms which are not unfavourable to PRSB; and

(e)	no claim or circumstance which may give rise to a claim against the Company by the Vendors or by any director or employee of the Company.

9.3.3	No Vendors has any right or interest, direct or indirect, in any business other than those now carried on by the Company which is of a similar nature to or is, or is likely to become, competitive with the Business or any of the existing businesses of the Company or proposed business of the Company as currently contemplated by the Company.

9.4	Customers and Suppliers

In the 12-month period prior to the date of this Agreement, no major customer or key supplier has:

(a)	stopped, or indicated an intention to stop, trading with the Company; or

(b)	substantially reduced, or indicated an intention to substantially reduce, its trading with the Company.

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10.	LEGAL MATTERS

10.1	Conduct of Business and Compliance with Law

10.1.1	The Company has, since its incorporation, carried on its business in accordance with Applicable Laws, regulations, and by-laws in Malaysia and, if applicable, in relevant foreign countries.

10.1.2	There is no outstanding and unsatisfied notice or other communication received from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged or actual violation by the Company of, and/or failure to comply with, any Applicable Law or constitutional document, or requiring it to take or omit any action.

10.2	Licences and Consents

10.2.1	All licences, permissions, consents, permits, authorisations, registrations, certifications and approvals (public and private) (collectively “Permits”) necessary for the Company to carry on its business effectively as now carried on and as previously carried on or to own its assets, have been obtained by the Company, as and when required, are in full force and effect and all conditions applicable to any such Permits have been and are being fully complied with in all respects

10.2.2	All such Permits are valid and subsisting, and all conditions applicable thereto have been complied with by the Company and there is no breach thereof or of any intended or contemplated refusal, variation, cancellation or revocation (in whole or in part) of any such Permit or of the renewal thereof or of any reason why any of them should be suspended, cancelled, refused, modified or revoked, or subject to non-renewal, whether as a result of the execution or performance of this Agreement or otherwise.

10.2.3	There is no investigation, enquiry or proceeding outstanding which will or is likely to result in the suspension, cancellation, modification or revocation of any Permit.

10.2.4	All fines, penalties, compounds and summons imposed on the Company if any, by any regulatory authority or governmental body have been duly paid in full, and no court, tribunal, governmental agency or regulatory body has taken, initiated or continued with any action or proceedings following payment made by the Company.

10.2.5	All consents, approvals, orders, authorisations, exemptions, filings or other requirements required to be obtained, made, or satisfied by the Vendors or the Company pursuant to any law, rule or regulation of any governmental or other authority in order to permit the execution, performance of and delivery of this Agreement or the consummation of the transactions contemplated herein have been obtained and remain valid and subsisting.

10.3	Breach of Statutory Provisions

Neither the Company nor any of its officers, agents or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any act, order, regulation, or the like in Malaysia or elsewhere which is punishable by fine or other penalty.

10.4	Data Protection

The Company is and has been in compliance with all applicable data protection and no circumstances exist which could give rise to any investigation, prosecution or other proceedings in connection with the applicable data protection laws.

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11	LITIGATION

11.1	No Current Litigation, Arbitration or Prosecution

11.1.1	So far as the Vendors are aware, there is no suit, action, claim, investigation, criminal prosecution, litigation or arbitration proceedings now pending, or against or involving:

(a)	the Company;

(b)	the Company’s assets;

(c)	the Company’s officers, directors, shareholders, agents, or employees in connection with the affairs of PRSB;

before or by any court, tribunal, administrative or regulatory body, governmental or enforcement agency or arbitration panel.

11.1.2	No outstanding judgment, order, writ, injunction, decree, or determination has been entered against any of the persons/assets described in sub-paragraphs 11.1.1 (a) to 11.1.1(c) of this Schedule 2, nor has any outstanding liability been incurred which has, or could have, such effect.

11.2	No Investigations

There are no investigations or disciplinary proceedings or other circumstances known to the Vendors or to any of the directors of the Company likely to lead to a claim or legal action, proceedings or arbitration (other than as aforesaid) or prosecution of the Company or the Company’s officers, directors, shareholders, agents, or employees in connection with the affairs of the Company.

The Company has not received notice that it is the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body in relation to itself, its assets, or any of the Company’s directors, officers, shareholders, agents, or employees, and there are no circumstances which are likely to give rise to any such investigation, inquiry proceedings or process.

11.3	No Injunctions

There is no court injunction, order or directive in force that imposes on, or restrains or restricts, the Company. Any past injunctions against the Company had no adverse impact on the Company and will not have any adverse impact on the Company.

12	INSOLVENCY AND ETC.

12.1	Insolvency

12.1.1	The Company is not insolvent or unable to pay its debts and the Company will not become insolvent or unable to pay its clients as a result of the Vendors entering into this Agreement.

12.1.2	The Company has not proposed and does not intend to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

12.2	No Orders or Petitions for Winding-Up or Administration

No order has been made or petition presented or resolution passed for the winding-up or administration of the Company, nor are there any grounds on which any person would be entitled to have the Company wound-up or placed in administration.

12.3	No Petition for Judicial Management

No petition has been presented for an order for the appointment of a judicial manager or to place the Company under judicial management in relation to the Company, nor has any such order been made.

12.4	No Receiver or Receiver and Manager Appointed

No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of the Company nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place as a consequence of which such an appointment might reasonably be expected to be made.

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12.5	No Compositions, Schemes, Compromises or Arrangements

No composition in satisfaction of the debts of the Company, or scheme of arrangement of the Company’s affairs, or compromise or arrangement between the Company and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

12.6	No Processes Levied or Applied for in Respect of Property or Assets

No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

12.7	No Events Which Will Cause Hire Purchase Lease to Terminate

In relation to any property or assets held by the Company under any hire purchase, conditional sale, chattel leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which upon intervention or notice by the third party may entitle, the third party to repossess the property or assets concerned or terminate the agreement or any licence in respect of the same.

12.8	No Director Previously Disqualified

No person who at present is, or who at any time within the last 1 (one) year was, a director of the Company, has at any time been subject to any disqualification order under the Companies Act.

13	REAL PROPERTY

13.1	The Properties

The Company does not own any immovable properties.

The Company is the tenant for the following immovable properties with postal addresses: -

(a)	28-1, 28-2, Jalan Tasik Utama 10, Taman Tasik Damai, 57000 Kuala Lumpur;

(b)	30,30-1,30-2, Jalan Tasik Utama 10, Taman Tasik Damai, 57000 Kuala Lumpur; and

(c)	32-1,32-2, Jalan Tasik Utama 10, Taman Tasik Damai, 57000 Kuala Lumpur.

(the “Properties”)

13.2	Matters Affecting the Properties

13.2.1	All licences, approvals, certificates, permits, consents and authorisation from all relevant authorities required for the usage and occupation in relation to the Properties or all buildings occupied by the Company and the conduct of the business by the Company on the Properties have been obtained, and remain in full force and effect save for matters fairly disclosed to the Purchaser, any applications or renewals pending in the ordinary course of business. The Vendors are not aware of any material breach of any conditions attached to such licences, approvals, certificates, permits, consents or authorisations, save as fairly disclosed to the Purchaser. The Vendors are not aware of any material breach of any conditions attached to such licences, approvals, certificates, permits, consents or authorisations, save as fairly disclosed to the Purchaser.;

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13.2.2	the conditions (express and implied) and restriction in interest imposed in the respective title deeds of such Properties have all been fulfilled and fully observed, and the Property is not subject to any adverse estate, right, interest, covenant, restriction, charge, easement, or any other form of encumbrance which would materially interfere with the Company’s use of the Property nor is there any agreement or commitment to give or create any of the foregoing, except for this Agreement;

13.2.3	The Properties are not and no part thereof is affected by any of the following matters or is likely to become so affected:

(a)	any outstanding order, dispute, notice or complaint or any exception, reservation, right, covenant, restriction or condition which is of an unusual nature or which affects or might in the future affect the use of the Properties for the purpose for which it is now used or which affects or might in the future affect the value of the Properties or the business of the Owner;

(b)	any notice, order, demand, requirement or proposal made or issued by or on behalf of any Governmental Authority for compulsory acquisition, requisition, clearance, demolition, closing or otherwise, the carrying out of any work upon any building, the modification of any planning permission, the discontinuance of any use, the imposition of any building or improvement line or any other circumstances which may result in any such order or notice being made or served or which may otherwise adversely affect the Properties;

(c)	any compensation received as a result of any refusal of any application for planning consent or the imposition of any restrictions in relation to any planning consent; or

(d)	any commutation or agreement for the commutation of rent or payment of rent in advance of the due dates of payment thereof.

13.3	State and Condition of The Properties

The Properties are in a good and substantial state of repair (fair wear and tear excepted) without material defect (whether structural or otherwise) in the construction or condition and fit for the purposes for which it is presently used and there are no development works, redevelopment works or fitting out works outstanding in respect of the Properties.

13.4	Tenancies or Other Agreements

13.4.1	The Company has in its possession the tenancy agreements, sub-letting agreements and sub-tenancy agreements evidencing its interest or rights of or in the Properties as a tenant or sub-tenant, as the case may be.

13.4.2	Subject to qualification in Clause 13.4.3 below and any matters fairly disclosed to the Purchaser prior to the Agreement Date, all agreements in respect of the tenancies (including sub-letting and sub-tenancy) of the Properties, are in full force and effect, no notice having been given on either side to terminate them, the obligations of all parties thereto have been fully complied with, no dispute has arisen or is foreseeable in respect thereof, there is no breach by the Company of the terms creating the tenancies and sub-tenancies of the Properties (including the covenants to pay rent) and there are no reasons why such agreements will not be renewed.

13.4.3	With respect to the tenancy of 32-1, Jalan Tasik Utama 10, Taman Tasik Damai, 57000 Kuala Lumpur (“Specific Property”), the Company has sub-let part of the said property to one Infinity WH Sdn. Bhd. [Company Registration No.: 202501013496 (1614910-V)] for the use as wellness shop (“Specific Sub-Tenancy”). The Specific Sub-Tenancy has not obtained the required written consent from the proprietor of the Specific Property whereby such lack of written consent from the proprietor constitutes a breach of the tenancy agreement of the Specific Property and as such tenancy is at risk of termination and/or non-renewal should the proprietor exercises its contractual rights. To this end, the Vendors provide Specific Indemnities in favour of the Purchaser in Schedule 4 with respect to the issues arising from the Specific Sub-Tenancy.

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13.4.4	The Company has paid all rent or licence or if it is liable for the same, administrative fees and all other outgoings which have become due in respect of the Properties and has performed and observed all its obligations under all covenants, restrictions, conditions, agreement, statutory requirements, planning consents, by-laws, orders and regulations affecting the Properties and any business of the Company there carried on and no notice of any breach of any such matter which would result in any of the Properties being forfeited or which would result in a fine(s) has been received or is likely to be received and no occupation or use of the Properties contravenes or is precluded by any of such covenants, conditions, agreements, statutory requirements, planning consents, by-laws, orders or regulations.

13.4.5	Save as disclosed in Paragraph 13.4.3. above, the Company has sole and exclusive possession or occupation of the Properties which they occupy and there are no circumstances which would entitle or require any landlord or other person to exercise any powers of entry to, right of forfeiture or take possession or which would otherwise restrict or terminate the continued sole and exclusive possession or occupation of the Properties by the Company which it does not own.

13.4.6	None of the agreements in respect of the Properties will become subject to avoidance, revocation or otherwise affected upon or in consequence of the entry or performance of this Agreement.

13.4.7	None of the agreements in respect of the tenancy or sub-letting of the Properties contains any unusual or onerous terms.

13.5	Claims and Compliance with Law

13.5.1	There are no claims adversely affecting the right of the Company to the possession of the Properties.

13.5.2	To the extent there are building and structures constructed or erected or developed or completed on the Properties, they were constructed or erected or developed or completed in accordance with the relevant planning permissions, building plans, development orders and other regulatory approvals duly obtained or approved from or by the appropriate authority in accordance with Applicable Laws, and all alterations, additions and modifications made to the Properties and to the building and structures thereon were duly carried out in accordance with the requisite approvals of the appropriate authority and in good and workman like fashion.

13.5.3	To the extent there are completed buildings and structures constructed or erected or developed or completed on the Properties, as applicable, certificates of fitness of occupation or certificates of completion or compliance in respect of such buildings or structures thereon have been duly issued by the relevant authority or person.

13.5.4	There are no encroachments or unauthorised occupation by any persons of any of the Properties and the buildings and structures constructed on the Properties, and such buildings and structures do not encroach onto land belonging to any other persons.

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13.5.5	There are no material facts or circumstances, in relation to the Properties or any part thereof which have not been fully, fairly and specifically disclosed to the Purchaser and which if disclosed might reasonably have been expected to affect the valuation of the Properties or the decision of the Purchaser to enter into this Agreement.

13.5.6	All quit rents, assessments, sewerage charges, rates, utilities, maintenance fees, premiums and other outgoings in respect of the Properties have been duly paid.

13.5.7	All express or implied conditions or restrictions of interests contained in the issue document of titles of the Properties have been complied with and there are no breaches or threatened breaches of any such express or implied conditions or restrictions of interests.

14	ASSETS (OTHER THAN REAL PROPERTIES)

14.1	Title to and Condition of Assets

14.1.1	All assets owned by the Company including the assets included in the Accounts or in the Company Management Accounts or acquired by the Company or which have otherwise arisen since the Company Management Accounts Date:

(a)	are legally and beneficially owned by the Company, free from any Encumbrance;

(b)	are, and where capable of possession, in the possession or under the control of the Company;

(c)	are not the subject of any factoring arrangement, conditional sale or credit agreement; and

(d)	are all situated in Malaysia.

14.1.2	All assets owned or used by the Company that are subject to a requirement of licensing or registration of ownership, possession or use are duly licensed or registered in the sole name of the Company.

14.1.3	The assets registers of the Company comprise a complete and accurate record of all plant, machinery, equipment and vehicles owned, held or used by the Company and are capable of being reconciled in respect of all material items with the net book values of such assets in the accounting records of the Company.

14.1.4	Neither the construction, positioning or use of the Company’s assets, nor the assets themselves, contravene any relevant provision of any Applicable Laws or other requirement having the force of law.

14.2	Inventory and Stock

14.2.1	Save for provision if any, made in the Accounts of the Company, the Company’s inventory or stock are of satisfactory quality and saleable in the usual course of its business.

14.2.2	Subject to the current business practice of the Company, the Company’s level of inventory or stock are reasonable having regard to current and anticipated demand.

14.3	Plant and Machinery

The plant, machinery, vehicles and all other equipment used in connection with the business of the Company are in good working order, have been regularly and properly maintained and are adequate to the requirements of the Company.

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15	INTELLECTUAL PROPERTY & TECHNOLOGY

15.1	Intellectual Property

Definitions

For the purposes of this Paragraph 15:

“Business IP” means the business name, trade name, domain name, website, social media accounts, know-how, confidential information and other intellectual property rights, if any, used by the Company in the ordinary course of its business as at the Agreement Date.;

“Business IT” means the computer systems, communication systems, software and hardware used by the Company in the ordinary course of its businessas at the Agreement Date.

15.2	Intellectual Property

15.3.1	The Company does not own an registered Intellectual Property which is material to the conduct of the business of the Company as carried on as at the Agreement Date.

15.3.2	To the best of the Vendors’ knowledge and save as Fairly Disclosed to the Purchaser, the Company is entitled to use the Business IP used by it in the ordinary course of business as at the Agreement Date.

15.2.3	To the best of the Vendors’ knowledge and save as Fairly Disclosed to the Purchaser, the Company has not received any written claim from any third party alleging that the Company’s use of the Business IP infringes any intellectual property rights of such third party.

15.3	Information Technology

15.3.1	To the best of the Vendors’ knowledge and save as Fairly Disclosed to the Purchaser, the Company owns or is licensed to use the Business IT used by it in the ordinary course of business as at the Agreement Date.

15.3.2	To the best of the Vendors’ knowledge and save as Fairly Disclosed to the Purchaser, the Company has not, within the twelve (12) months prior to the Agreement Date, suffered any material breakdown, unauthorised intrusion, loss of data or failure of the Business IT which has had a material adverse effect on the business operations of the Company.

15.	No Warranty on Future Requirements

For the avoidance of doubt, the Vendors do not give any warranty that the Business IP or Business IT will be sufficient for any business expansion, change in business model, new system implementation, integration, restructuring, future operational requirement or proposed business of the Purchaser or the Company after Completion.

16	BRIBERY, CORRUPTION AND ANTI-MONEY LAUNDERING

16.1	In this paragraph, the following terms have the following meanings:

(a)	“Anti-Corruption Laws” means any Applicable Laws in any part of the world related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption; in the United Kingdom, the Bribery Act 2010; in the United States, the Foreign Corrupt Practices Act; and in Malaysia, the Malaysian Anti-Corruption Commission Act 2009; and

(b)	“Anti-Terrorism and Anti-Money Laundering Laws” means any Applicable Laws or conventions in any part of the world related to terrorism or money laundering including the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001.

16.2	The Company has at all times conducted its business in accordance with Anti-Corruption Laws and Anti-Terrorism and Anti-Money Laundering Laws and there is no, and has never been, any fact or matter which might give rise to, any:

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(a)	violation of or default;

(b)	order, decree or judgment of any court or any Governmental Authority; or

(c)	enquiry, investigation, reference, notification, proceeding, report or decision,

with respect to any such laws or conventions in relation to its assets or business or any of its officers, employees or agents.

17	GENERAL

17.1	Violation

The execution, delivery and performance of this Agreement by the Vendors, the sale of the Sale Shares, pursuant to the terms of this Agreement, the consummation of the transactions contemplated herein, and the fulfilment of the terms and conditions hereof and thereof will not result in a breach of any of the terms or provisions of, constitute a default under, or conflict with any agreement, indenture, constitutional document or other instrument or obligation to which the Vendors or the Company are a party or by which the Vendors or the Company or any properties or assets of the Vendors or the Company are bound or affected.

17.2	Regulatory Approvals

Other than as contemplated by this Agreement, no consent, approval, order, authorisation, exemption, filing, or other requirements that must be obtained, made, or satisfied pursuant to any statute, law, order, rule, regulation, directive, guideline or request (whether or not having the force of law) promulgated or issued by any authority is required to be obtained, made or satisfied by the Vendors or the Company in order to permit the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

17.3	No Material Adverse Change event having occurred

No Material Adverse Change event has occurred.

18.	MATERIAL DISCLOSURE

18.1	Due Diligence

As far as the Vendors is aware, all information disclosed and all written material information which has been given by the Vendors or the Company or by any shareholder or persons with direct or indirect interest in the Company (collectively “Direct and Indirect Shareholders”) or the directors, auditors, financial advisers or officials of the Vendors or the Company or of any of the Direct and Indirect Shareholders in the Data Room, to the Purchaser or to its representatives for the purposes of the preparation of reports in connection with:

(a)	a financial, technical and tax due diligence was when given, is and remains true, fair and complete in all respects as at the date hereof; and

(b)	a legal due diligence on the Company and in the course of the negotiations leading to this Agreement was when given, is and remains true, accurate and complete in all respects as at the date hereof; and

in each case, “so far as the Vendors are awarethere are no material facts in respect of the Vendors or the Company the omission of which would render any such information given misleading in any respect.

18.2	Full Disclosure

So far as the Vendors are aware, having made reasonable enquiries, all written factual information provided by or on behalf of the Vendors or the Company to the Purchaser, the Purchaser’s Solicitors, advisers or representatives in connection with the Due Diligence Exercise and the transactions contemplated under this Agreement was, when provided, true and accurate in all material respects and not misleading in any material respect, save for any matter Fairly Disclosed, updated, corrected or clarified to the Purchaser, the Purchaser’s Solicitors, advisers or representatives prior to the Agreement Date.

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Schedule 4

Specific Indemnities

(a)	Any Losses suffered or incurred by PRSB as a result of non-compliance with Applicable Laws occurring prior to Completion in the course of carrying on business in other jurisdictions outside Malaysia;

(b)	The Company’s Loss arising from a breach, cancellation, revocation or non-renewal of the requisite licences or permits to carry on business activities under the Applicable Laws, including as a result of the transaction contemplated under this Agreement;

(c)	Any Losses suffered or incurred by the Company as a result of any tax audit conducted by the relevant authority or any Claim for Taxation due to wrong-doing of the Company, including but not limited to any inaccuracy or omission in filing, claiming, declaring or disclosing information, or failure to account for or declare Tax on taxable services, or failure to submit tax returns, notices or computations within the requisite period, to the Inland Revenue Board, Malaysia or the Royal Malaysian Customs Department or any Tax Authority; and

(d)	Any Losses and Taxation liability suffered or incurred by the Company arising from any tax disputes, tax adjustments, or adjustments on tax computations, by the Inland Revenue Board, Malaysia or the Royal Malaysian Customs Department or any Tax Authority.

(e)	With respect Specific Property and Specific Sub-Tenancy, any Losses suffered or incurred from:

a.	any legal and/or equitable actions taken by the Glitter Galaxy Sdn. Bhd. [Company Registration No.: 201001016982 (900685-P)] (as the proprietor of the Specific Property) and/or its successor-in-title or otherwise any person claiming through or under him including but not limited to any new proprietor of the Specific Property, against the Company, for the breach of the tenancy agreement dated 27 December 2023 (“Specific TA”) with respect to the Company’s grant of the Specific Sub-Tenancy;

b.	non-renewal of tenancy of the Specific Property at the expiry of the TA by Glitter Galaxy Sdn. Bhd. [Company Registration No.: 201001016982 (900685-P)] (as the proprietor of the Specific Property) and/or its successor-in-title or otherwise any person claiming through or under him including but not limited to any new proprietor of the Specific Property on the ground that the Specific Sub-Tenancy constitutes a breach of the Specific TA;

c.	enforcement action, prosecution, compound and/or otherwise any directions from any Governmental Authority (including but not limited to the Commissioner of the City of Kuala Lumpur) with respect to use of the part of the Specific Property under the Sub-Tenancy as wellness shop and/or the like in violation of any Applicable Laws (including but not limited to Hotels (Federal Territory of Kuala Lumpur) Act 2003 [Act 626]); and

d.	any other Losses cause by non-compliance of any Applicable Laws directly relating and/or ancillary directly flowing from the grant Specific Sub-Tenancy.

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Schedule 5

Locked Box Accounts

extract of the relevant bank account statement as appended herein

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IN WITNESS WHEREOF, this Agreement has been entered into on the date stated at the beginning.

Signed by the Vendors

Signed by
CSM
Chin Soo Mau
(N.R.I.C. No.: 730602-07-5419 / A2431583) in the presence of

Witness	CSM
Name:	Name:	Chin Soo Mau
N.R.I.C. No:	N.R.I.C. No:
730602-07-5419 / A2431583

Signed by
HBP
Heng Boon Ping
(N.R.I.C No.: 701107-10-5331 / A1736452) in the presence of

Witness	HBP
Name:	Name:	Heng Boon Ping
N.R.I.C. No:	N.R.I.C. No:
701107-10-5331 / A1736452

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Signed by
SKL
Seow Kok Leong
(N.R.I.C No.: 701224-10-5357 / A176164) in the presence of

Witness	SKL
Name:	Name:	Seow Kok Leong
N.R.I.C. No:	N.R.I.C. No:
701224-10-5357 / A1761649

Signed by
TLL
Ting Liang Liang
(N.R.I.C No.: 721008-13-5189 / K0296444) in the presence of

Witness	TLL
Name:	Name:	Ting Liang Liang
N.R.I.C. No:	N.R.I.C. No:
721008-13-5189 / K0296444

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Signed by the Purchaser

Signed for and on behalf of

the Purchaser
Tadaa Capital Sdn. Bhd.
[Company Registration No: 20250103999 (1641358-K)]
by its director in the presence of

Witness	Director
Name:	Name:
N.R.I.C. No:	N.R.I.C. No:

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